                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-93483


Prospectus

                              GRAPHON CORPORATION

                        300,000 shares of Common Stock


     The person named on page 62 of this prospectus, whom we call the "selling stockholder," may use this prospectus to offer and sell up to 300,000 shares of our common stock from time to time. We are registering these shares for offer and sale as required under the terms of a certain registration rights agreement between us and the selling stockholder. Our registration of the offered shares does not mean that the selling stockholder will offer or sell any of these shares. We will receive no proceeds of any sales of the offered shares by the selling stockholder, but we will incur expenses in connection with the offering.

     The selling stockholder may sell the offered shares in public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices or at privately negotiated prices. The selling stockholder may sell the offered shares directly or through agents or broker-dealers acting as principal or agent, or in a distribution by underwriters.

     Our common stock is quoted on The Nasdaq SmallCap Market under the symbol "GOJO." The closing price of our common stock on January 12, 2000 was $18-3/8 per share.

     Please read the Risk Factors beginning on page 7 of this prospectus before making a decision to invest in our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.


                              January 12, 2000
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                               Table of Contents

                                                            Page
                                                            ----

Summary...................................................     3
Risk Factors..............................................     7
Price Ranges of Securities................................    19
Selected Historical Financial Data........................    20
Management's Discussion and Analysis of
   Financial Condition and Results of Operations..........    22
Business..................................................    32
Management................................................    45
Certain Relationships and Transactions....................    55
Principal Stockholders....................................    59
Selling Stockholder.......................................    62
Description of Securities.................................    64
Legal Matters.............................................    69
Experts...................................................    69
Available Information.....................................    69
Index to Financial Statements.............................   F-1

                                 SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the Risk Factors and the financial statements and accompanying notes. Unless otherwise indicated, all share and per share amounts give effect to our merger on July 12, 1999 with GraphOn Corporation, a California corporation.

                                 Our Business

     We develop, market, sell and support server-based software for the enterprise computing environment. Server-based computing, sometimes referred to as thin client computing, is a computing model where traditional desktop software applications are relocated to run entirely on a server or host computer. Our technology uses a small software program at each desktop, which allows the user to interface with an application as if it were running on the user's desktop computer. This centralized deployment and management of applications reduces the complexity and total costs associated with enterprise computing. In addition, the ability to access such applications over the Internet creates new operational models and sales channels. We provide the technology to access applications over the Internet. Our server-based technology works on today's most powerful personal computer or low-end network computer, without application rewrites or changes to the corporate computing infrastructure.

     We have established strategic alliances with technology leaders such as Sun Microsystems, Compuware and Corel, who have licensed our technology. Using our technology, Sun Microsystems provides its network computers access to UNIX applications. Compuware has expressed its intention to use our technology to provide access over the Internet to applications built with its UNIFACE product. Corel currently plans to use our technology to provide access to all of its applications, such as WordPerfect(TM), over the Internet.

     We are headquartered in Campbell, California with offices in Bellevue, Washington, Concord, New Hampshire, and Reading, United Kingdom.

                                 The Offering

Common stock offered for sale
     by the selling stockholder                         300,000 shares (1)
Common stock to be outstanding after offering           11,566,302 shares (1)(2)

__________
(1) Assumes the exercise by the selling stockholder of warrants to purchase a like number of shares of our common stock.

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(2)  Excludes 1,486,234 shares of our common stock issuable upon exercise of outstanding warrants and options under our stock option plans. An additional 526,677 shares are reserved for future grants under our stock option plans.


                                Use of Proceeds

     We will not receive any proceeds from the sale of the common stock offered by the selling stockholder. We will receive the proceeds from the exercise of the selling stockholder's warrants, which will amount to $2,550,000 if all of these warrants are exercised. We intend to use any such monies, net of our expenses in preparing this prospectus, for working capital and other general corporate purposes.

                       Summary Historical Financial Data

     You should read the following summary consolidated financial data in conjunction with the audited financial statements and the unaudited financial statements, and their accompanying notes, which are contained elsewhere in this prospectus. You should also read "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are both contained elsewhere in this prospectus. The results of operations for the nine months ending September 30, 1999 and 1998 are not necessarily indicative of results that may be expected for the full year.

Statements of Operations Data
(dollars in thousands, except per share amounts):

                             Nine Months Ended
                                September 30,                                 Year Ended December 31,
                          -----------------------        -----------------------------------------------------------------
                              1999          1998             1998         1997       1996 (1)      1995 (1)      1994 (1)

Revenues................. $    2,450   $    1,499        $    2,124   $    1,926   $      595   $      588      $    1,097
Costs of revenues........        291          251               344          463          336          214             350
                          ----------   ----------        ----------   ----------   ----------   ----------      ----------
Gross profit.............      2,159        1,248             1,780        1,463          259          375             747
Operating expenses:
Selling and..............      2,359          860             1,440          827          193            -               -
marketing
General and..............      3,725          783             1,119          325          219          389             647
administrative
Research and
development..............      1,772          634               840          191           42           59              67
                          ----------   ----------        ----------   ----------   ----------   ----------      ----------
Total operating
expenses.................      7,856        2,277             3,399        1,343          453          448             714
                          ----------   ----------        ----------   ----------   ----------   ----------      ----------

(Loss) income from
operations...............     (5,697)      (1,029)           (1,619)         120         (194)         (73)             33

Other income
(expense):
Interest and other
income...................         77            9                10            7            6            -               -

Interest expense.........     (    9)        (368)             (522)          (2)           -            -               -

Other expense............          -            -               (17)           -            -            -               -
                          ----------   ----------        ----------   ----------   ----------   ----------      ----------
(Loss) income
before provision
for income taxes.........     (5,630)      (1,389)           (2,148)         125         (188)         (73)             33
Provision for
income taxes.............          1            1                 1            1            1            -              15
                          ----------   ----------        ----------   ----------   ----------   ----------      ----------
Net (loss) income........ $   (5,631)  $   (1,390)       $   (2,149)     $   124   $     (189)  $      (73)     $       18
                          ==========   ==========        ==========   ==========   ==========   ==========      ==========
Basic and diluted
(loss) income
per share................ $   ( 0.59)  $   ( 0.39)       $    (0.32)  $     0.02   $    (0.03)  $        -      $        -
                          ==========   ==========        ==========   ==========   ==========   ==========      ==========
Weighted average
common shares
outstanding..............  9,540,148    3,583,798         6,762,669    6,000,000    6,000,000    3,345,600       3,345,600
                          ==========   ==========        ==========   ==========   ==========   ==========      ==========

Balance Sheet Data
(in thousands):

                        September 30, 1999  December 31, 1998  December 31, 1997
                        ------------------  -----------------  -----------------
Working capital.......       $4,719             $1,193               $ 23
Total assets..........        8,199              7,110                733
Total liabilities.....          952              1,202                615
Stockholders' equity..        7,248              5,908                118
___________

(1) During the years ended December 31, 1996, 1995 and 1994, we were engaged in the business of manufacturing, marketing and selling computer terminal hardware in an industry significantly different from that in which we presently do business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  RISK FACTORS

     Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors together with all other information included in this prospectus, before you decide whether or not to purchase our shares.

We recently changed our corporate strategy and have a limited history operating under our current business model

     Although we were founded in 1982, we have a relatively brief operating history as a provider of server-based software. We changed our strategic focus in early 1996 from manufacturing and selling computer terminal hardware to developing server-based software. This change in strategic focus required us to make changes to our business processes and to make a number of significant personnel changes, including changes and additions to our engineering and management teams. As a result of our relatively brief operating history as a provider of server-based software, you must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. These risks include our:

     .   substantial dependence on products with only limited market acceptance;

     .   need to expand our sales and support organizations;

     .   competition with established and emerging companies;

     .   need to manage changing operations;

     .   reliance upon strategic relationships; and

     .   dependence upon key personnel.

     We also depend to a significant degree on the continued growing use of the Internet for commerce and communication. We cannot be certain that our business strategy will be successful or that we will successfully address these risks.

We have a history of operating losses and we expect these losses to continue and to increase, at least for the near future

     We have experienced significant losses since we began operations. We expect to continue to incur significant losses for the foreseeable future. We incurred net losses of approximately

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$5,630,500 and $2,148,500 for the nine months ended September 30, 1999 and for the year ended December 31, 1998. We expect our expenses to increase as we expand our business but we cannot assure you that our revenues will increase as a result of increased spending. If revenues grow more slowly than anticipated, or if operating expenses exceed expectations, we may not become profitable. Even if we become profitable, we may be unable to sustain profitability.

Our operating results in one or more future periods are likely to fluctuate significantly and may fail to meet or exceed the expectations of securities analysts or investors

     Our operating results are likely to fluctuate significantly in the future on a quarterly and on an annual basis due to a number of factors, many of which are outside our control. Factors that could cause our revenues to fluctuate include the following:

     .    the degree of success of our recently introduced products;

     .    variations in the timing of and shipments of our products;

     .    variations in the size of orders by our customers;

     .    increased competition;

     . the proportion of overall revenues derived from different sales channels such as distributors, OEMs and others;

     .    changes in our pricing policies or those of our competitors;

     .    the financial stability of major customers;

     .    new product introductions or enhancements by us or by competitors;

     . delays in the introduction of products or product enhancements by us or by competitors;

     .    the degree of success of new products;

     .    any changes in operating expenses; and

     . general economic conditions and economic conditions specific to the software industry.

     In addition, our royalty and license revenues are impacted by fluctuations in OEM licensing activity from quarter to quarter which may involve one-time royalty payments and license fees. Our expense levels are based, in part, on expected future orders and sales. Therefore, if orders and sales levels are below expectations, our operating results are likely to be materially adversely affected. Additionally, because a significant portion of our expenses are fixed, a reduction in sales levels may disproportionately affect our net income. Also, we may reduce prices or increase spending in response to competition or to pursue new market opportunities. Because of these factors, our operating results in one or more future periods may fail to meet or exceed the expectations of securities analysts or investors. In that event, the trading price of our common stock would likely decline.

Our failure to adequately protect our proprietary rights may adversely affect us

     Our commercial success is dependent, in large part, upon our ability to protect our proprietary rights. We rely on a combination of patent, copyright and trademark laws, and on trade secrets and confidentiality provisions and other contractual provisions to protect our proprietary rights. These measures afford only limited protection. We cannot assure you that measures we have taken will be adequate to protect us from misappropriation or infringement of our intellectual property.

     We license essential components of our core technology from one party to whom we pay royalties, although we hold an option, which is exercisable in the year 2001, to purchase the technology under such license. This license may be terminated upon material breach of the agreement, and if it is terminated our business will be harmed.

     Despite our efforts to protect proprietary rights, it may be possible for unauthorized third parties to copy aspects of our products or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our intellectual property rights as fully as do the laws of the United States. Furthermore, we cannot assure you that the existence of any proprietary rights will prevent the development of competitive products. The infringement upon or loss of any proprietary rights, or the development of competitive products despite such proprietary rights, could have a material adverse effect on our business.

We face risks of claims from third parties for intellectual property infringement that could adversely affect our business

     At any time, we may receive communications from third parties asserting that features or content of our products may infringe upon their intellectual property rights. Any such claims, with or without merit, and regardless of their outcome, may be time consuming and costly to defend. We may not have sufficient resources to defend such claims and they could divert management's attention and resources, cause product shipment delays or require us to enter into new royalty or licensing agreements. New royalty or licensing agreements may not be available on beneficial terms, and may not be available at all. If a successful infringement claim is brought against us and we fail to license the infringed or similar technology, our business could be materially adversely affected.

Our business significantly benefits from strategic relationships and there can be no assurance that such relationships will continue in the future

     Our business and strategy relies to a significant extent on our strategic relationships with other companies. There is no assurance that we will be able to maintain or develop any of these relationships or to replace them in the event any of these relationships are terminated. In addition, any failure to renew or extend any licenses between us and any third party may adversely affect our business.

Because our market is new and emerging, we cannot accurately predict its future growth rate or its ultimate size, and widespread acceptance of our products is uncertain

     The market for server-based software, which enables programs to be accessed and run with minimal memory resident on a desktop computer or remote user device, still is emerging, and we cannot assure you that our products will receive broad-based market acceptance or that this market will continue to grow. Additionally, we cannot accurately predict our market's future growth rate or its ultimate size. Even if server-based software products achieve market acceptance and the market for these products grows, we cannot assure you that we will have a significant share of that market. If we fail to achieve a significant share of the server-based software market or if such market does not grow as anticipated, our business, results of operations and financial condition may be adversely affected.

We may need additional capital in the future and may not be able to secure adequate funds on terms acceptable to us

     In the future, we may need to raise additional funds to meet our obligations, cover operating expenses, pursue business strategies, respond to financial, technological or marketing hurdles or take advantage of new opportunities. However, we cannot assure you that any additional funds required will be available at the time or times needed, or available on terms acceptable to us. If adequate funds are not available, or are not available on acceptable terms, we may not be able to meet our obligations, pursue business strategies, take advantage of market opportunities, develop new products or otherwise respond to competitive pressures. Such inability could have a material adverse effect on our business, financial condition and results of operations.

We rely on indirect distribution channels for our products and may not be able to retain existing reseller relationships or to develop new reseller relationships

     Our products primarily are sold through several distribution channels. An integral part of our strategy is to strengthen our relationships with resellers such as value-added resellers, distributors, OEMs, systems integrators and other vendors to encourage these parties to recommend or distribute our products and to add resellers both domestically and internationally. We currently invest in and intend to continue to invest significant resources to expand our sales and marketing capabilities. We cannot assure you that we will be able to attract and/or retain resellers to market our products effectively. Our inability to attract resellers and the loss of any current reseller relationships could have a material adverse effect on our business, results of operations and financial condition. Additionally, we cannot assure you that resellers will devote enough resources to provide effective sales and marketing support to our products.

Our future success will depend in part upon our ability to enhance our existing products and to develop and introduce, on a timely basis, new products and features that meet changing customer requirements and emerging industry standards

     The server-based software market still is emerging and characterized by rapid technological change, evolving industry standards, changes in end-user requirements and frequent new product introductions and enhancements. The introduction of new technological products and the emergence of new industry standards could render our products obsolete and unmarketable. From time to time, we may develop new products, capabilities or technologies that have the potential to replace or shorten the life cycle of our existing products. Additionally, we cannot assure you that announcements of currently planned or newly introduced product offerings will not cause customers to defer purchasing our existing products.

     In addition, we cannot assure you that we will be able to develop products that keep pace with new technology, or that new technology will not obviate the need for our products. If any new or enhanced technology gains widespread acceptance and we fail to develop and provide compatible products on a timely basis, our competitive position, business, results of operations and financial condition could be adversely affected. Our future success depends in large part upon:

     .    our ability to enhance our current products;

     . our ability to develop and successfully introduce new products that keep pace with technological developments; and

     .    our ability to respond to evolving end-user requirements.

     We cannot assure you that we will successfully develop and market new products or product enhancements on a timely basis, or that new products or product enhancements we develop will achieve market acceptance.

We filed for bankruptcy on November 15, 1991 and may be required to pay up to $2.23 million and interest, if any, to creditors.

     On November 15, 1991, we filed for reorganization under Chapter 11 of the United States Bankruptcy Code and, later, submitted a Debtor's Proposed Amended Plan of Reorganization. The plan was confirmed by order of the bankruptcy court on July 11, 1994 and the court established a plan of payment for the benefit of our creditors. Under the bankruptcy court order, we established a disbursement account into which 50% of the ongoing terminal royalties we receive from OEMs with whom we had a current relationship must be deposited to pay named creditors. See "Business -- Corporate History" for a more complete description of these OEMs. For all but one unsecured creditor, payments from the disbursement account were ordered to continue up to the earlier of:

     .    the limit of our liability to each unsecured creditor or

     .    through the year 2000.

However, the largest unsecured creditor's claim, which currently totals approximately $964,000, must be paid from available funds, if any, in the disbursement account until such amount is fully paid. Our potential total remaining liability under the bankruptcy, as of September 30, 1999, is limited to the lesser of:

     .    approximately $2,230,000 or
     .    50% of future ongoing terminal royalties we receive from the OEMs.

     To date, only royalties received pursuant to some of our license agreements existing at the time of the bankruptcy have been deposited into the disbursement account, and we have not deposited into such account or paid creditors out of royalties received or currently received on our subsequently developed and licensed server-based technology. We believe that our royalty payment obligations under the bankruptcy court order relate only to licenses in place as of July 11, 1994, and no payments to creditors have been made since November 14, 1997. We cannot assure you that a court will not interpret our obligation to include payments to the disbursement account from royalties earned from subsequent licenses of the server-based technology or licenses that we secure in the future, or that our current technology will not be deemed derivative of our technology existing at July 11, 1994. Consequently, we cannot assure you that we will not be required to repay creditors referenced in the bankruptcy proceedings the full amount of our liability, which is approximately $2,230,000, and interest on any payments that a court deems to be owed based upon a ruling that our interpretation is wrong. In addition, we cannot guarantee you that a creditor will not assert a claim for payment out of the royalties from subsequent licenses of the server-based technology. Such claims could be costly and time-consuming for us. If any of these events takes place, it could have a material adverse effect on our business, financial condition and results of operations. See Note 6 to our Financial Statements.

Our failure to manage expanding operations could adversely affect us

     To exploit the emerging server-based software market, we must rapidly execute our business strategy and further develop products while managing our anticipated growth in operations. To manage our growth, we must:

     . continue to implement and improve our operational, financial and management information systems;

     .    hire and train additional qualified personnel;

     .    continue to expand and upgrade core technologies; and

     . effectively manage multiple relationships with various licensees, consultants, strategic and technological partners and other third parties.

     We cannot assure you that our systems, procedures, personnel or controls will be adequate to support our operations or that management will be able to execute strategies rapidly enough to exploit the market for our products and services. Our failure to manage growth effectively or execute strategies rapidly could have a material adverse effect on our business, financial condition and results of operations.

Competition for key management and other personnel in our industry is intense, and we may not be successful in attracting and retaining these personnel

     Our success and business strategy is dependent in large part on our ability to attract and retain key management and other personnel. Such individuals are in high demand and often have competing employment offers. In particular, our success depends on our ability to retain the services of Mr. Walter Keller, our President and Ms. Robin Ford, our Executive Vice President, Marketing and Sales. We have entered into employment agreements with these individuals that each contain non-competition and confidentiality covenants. We currently anticipate the need to attract additional sales, marketing, financial and software engineer personnel in the near future. Competition for such personnel in the computer software and services industry is intense, and therefore, we cannot assure you we will be able to attract or retain such personnel. The loss of the services of one or more members of our management group or the inability to retain or hire additional personnel as needed may have a material adverse effect on our business.

Our planned expansion into international markets makes us susceptible to risks from international operations

     As part of our long term strategy we intend to address the global needs of our customers and expand our business to commit resources to international market expansion. In order to execute this strategy, we will need to hire and train additional personnel and recruit additional international resellers to successfully expand our international sales. We cannot assure you that we will be able to increase or maintain international sales of our products or that international reseller channels will be willing or able to adequately service and support our products. Our international operations will be subject to a number of risks including:

     .    difficulties in staffing and managing foreign operations;

     . variability of foreign economic conditions and changing restrictions imposed by United States export laws;

     .    unexpected changes in regulatory requirements;

     .    tariffs and other trade barriers;

     .    lack of acceptance of products in foreign countries;

     .    the burdens of complying with a wide variety of foreign laws; and

     . foreign restrictions on the transfer of currency and variability of foreign currency exchange rates.

     We cannot assure you that these factors will not have a material adverse effect on our future international sales and, consequently, our business, results of operations and financial condition.

The market in which we participate is highly competitive and has more established competitors

     The market we participate in is intensely competitive, rapidly evolving and subject to technological changes. We expect competition to increase as other companies introduce additional competitive products. In order to compete effectively, we must continually develop and market new and enhanced products and market those products at competitive prices. As markets for our products continue to develop, additional companies, including companies in the computer hardware, software and networking industries with significant market presence, may enter the markets in which we compete and further intensify competition. A number of our current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, sales, technical, marketing and other resources than we do. We cannot assure you that our competitors will not develop and market competitive products that will offer superior price or performance features or that new competitors will not enter our markets and offer such products. We believe that we will need to invest increasing financial resources in research and development to remain competitive in the future. Such financial resources may not be available to us at the time or times that we need them or upon terms acceptable to us. We cannot assure you that we will be able to establish and maintain a significant market position in the face of our competition and our failure to do so would adversely affect our business.

We are subject to risk of undetected errors which could substantially reduce the effectiveness of our products and adversely affect us

     Our complex software products may contain undetected errors or failures when first introduced or as new versions are released. We cannot assure you that errors will not be found in our products after commencement of commercial shipments. In addition, third-party products that our products depend upon, including current and future versions of operating systems and application programs provided by companies such as Sun Microsystems, IBM and Microsoft, may contain defects which could reduce the performance of our products or render them useless. Because we do not develop our own application programs and depend upon third party applications, errors in any application utilized by our customers could adversely impact the marketability of our products. Similarly, we cannot assure you that errors or defects in our products will not be discovered, causing delays in product introductions and shipments or requiring design modifications that could adversely affect our reputation, competitive position, business, results of operations and financial condition.

Our management are able to exert significant control over us

     Our executive officers, directors and their affiliates own or have voting control over approximately 38.47% of the outstanding shares of common stock. As a result, if they act as a group, the executive officers and directors may exercise significant influence over such matters as amendments to our charter and fundamental corporate transactions such as mergers, asset sales and our sale. In addition, they will be able to influence the direction of our business and the election of members to the board of directors.

We have agreed to contractual provisions that could discourage acquisition bids

     A number of our agreements contain express provisions that do not allow us to assign them without written consent. These provisions could deter third parties from making bids to acquire us. These provisions could also limit the price future investors are willing to pay for shares of our common stock.

Our failure to be Year 2000 compliant would negatively impact our business

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field and therefore are not designed to handle any dates beyond the year 1999. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in a relatively short time, computer systems and/or software used by many companies may need to be upgraded to comply with such year 2000 requirements to remain functional. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. Although we currently offer software products that are designed and, in certain circumstances, are warranted to be year 2000 compliant, there can be no assurance that our software products contain all necessary date code changes. In addition, there may be a significant amount of litigation arising out of year 2000 compliance issues. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent we may be affected by it.

     We believe that the purchasing patterns of customers and potential customers may be affected by year 2000 issues in a variety of ways. Many companies are expending significant resources to purchase new software or correct their current software systems for year 2000 compliance. These expenditures may result in reduced funds available to purchase our products. In addition, many potential customers may choose to defer purchasing year 2000 compliant products until they believe it is absolutely necessary, thus resulting in potentially stalled market sales within the server-based software industry. Conversely, year 2000 issues may cause other companies to accelerate purchases, causing an increase in short-term demand and a consequent decrease in long-term demand for our year 2000 compliant products. There can be no assurance that year 2000 issues will not affect us in one or more of a number of possible ways, and will not result in a material adverse effect on our business, operating results and financial condition.

Potential public sales of a significant number of shares of our common stock could reduce the market price of our common stock

     We cannot predict the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of our common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

     As of the date of this prospectus, there are 11,266,302 shares of our common stock outstanding and 5,781,011 shares issuable upon exercise of outstanding options and warrants. Restrictions under the securities laws and lock-up agreements prevent the immediate sale in the public market of 9,435,383 of such shares of common stock. However, approximately 7,800,000 of these restricted shares became available for sale on January 10, 2000.

No dividends will be paid in the foreseeable future

     We have never paid cash dividends on our common stock and do not anticipate paying cash dividends for the foreseeable future. We intend to reinvest any funds that might otherwise be available for the payment of dividends in further development of our business.

The price of our securities may fluctuate

     The market price of our securities is likely to be highly volatile as the stock market in general, and the market for technology companies in particular, has been highly volatile. Stockholders may have difficulty selling our common stock following periods of volatility because of the market's adverse reaction to such volatility.

     Factors which could cause such volatility may include, among others:

     .    conditions or trends in the computer software industry;

     .    changes in the market valuations of other computer software companies;

     .    actual or anticipated variations in quarterly operating results;

     .    announcements of technological innovations;

     .    capital commitments and expenditures;

     .    departures of key employees; and

     . announcements by us or our competitors of strategic alliances, joint ventures and significant acquisitions.

Many of these factors are beyond our control and may materially adversely affect the market price of our common stock, regardless of our future operating results.

     The trading prices of many technology companies' stocks have reached historical highs within the last 12 months and have reflected valuations substantially above historical levels. During the same period, such companies' stocks have also been highly volatile and have recorded lows well below such historical highs. We cannot assure you that our securities will trade at the same levels of other technology companies or that technology stocks in general will sustain their current levels.

Our certificate of incorporation and bylaws could make it difficult for a third party to acquire us

     Our amended and restated certificate of incorporation and bylaws could have the effect of delaying, deferring or preventing an acquisition of us. For example, our board may issue preferred stock without stockholder approval. Additionally, such certificate of incorporation provides for a classified board, with each member having a staggered three year term, prohibits the stockholders from taking action by written consent and limits their ability to call special meetings and make proposals at such meetings. These provisions could make it more difficult for a third party to remove or replace our management or to acquire us.

Forward-looking statements found in this prospectus may not be accurate indicators of our future performance

     This prospectus contains certain forward-looking statements and information relating to our business. We have identified forward-looking statements in this prospectus using words such as "believes," "intends," "expects," "predicts," "may," "will," "should," "contemplates," "anticipates," or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve certain risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements.

                          PRICE RANGES OF SECURITIES

     Since August 26, 1999, our common stock, Class A redeemable warrants and Class B redeemable warrants have been quoted on The Nasdaq SmallCap Market under the symbols GOJO, GOJOW and GOJOZ, respectively. Prior to such date, such securities were quoted on the OTC Bulletin Board The following table sets forth the range of the high and low bid quotations of such securities on The Nasdaq SmallCap Market and the OTC Bulletin Board for the periods indicated:

                                                              Class A                       Class B
                                 Common Stock            Redeemable Warrants          Redeemable Warrants
                           -----------------------      -------------------------    -------------------------
Quarter Ended                 High           Low           High            Low           High          Low
--------------------       -----------------------      -------------------------    -------------------------
March 31, 1997             $  5-1/8     $  4-3/8        $  1-5/16       $   5/8      $  1-1/4      $  5/8
June 30, 1997                 5-1/8        4-7/16          1                3/8         1             5/16
September 30, 1997            5-1/8        4-9/16          3/4              1/4         9/16          1/8
December 31, 1997             5-3/8        4-5/8           1-1/16           5/16        3/4           3/16
March 31, 1998                5-1/2        4-3/4           1-1/4            7/16        3/4           1/4
June 30, 1998                 5-5/16       4-3/4           1-1/4            3/8         1/2           3/16
September 30, 1998            5-3/8        4-3/4           1-3/8            1/32        1/2           1/4
December 31, 1998             5-7/16       4-11/16         15/16            11/16       5/8           1/16
March 31, 1999                5-3/8        5               1-17/32          1-1/16      1             7/16
June 30, 1999                 7-15/16      5-1/8           2-13/16          1-1/16      1-3/4         11/16
September 30, 1999            9-1/2        3               4-5/16           1-1/8       3-9/16        3/4
December 31, 1999             23-7/16      6-1/8           14-11/16         3-1/8       12-13/16      2-1/6

     The above quotations represent prices between dealers and do not include retail markup, markdown or commission. They do not necessarily represent actual transactions.

     On January 10, 2000, the last reported closing prices of our common stock, Class A redeemable warrants and Class B redeemable warrants were $19-1/4, $13-1/2 and $12. On that date, there were 279 recordholders of our common stock, although we believe that there are other persons who are beneficial owners of shares of our common stock held in street name.

                      SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical financial data should be read in conjunction with our historical financial statements and the notes thereto beginning on page F-1 of this prospectus. Our selected financial data as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996 have been derived from our financial statements which have been audited by BDO Seidman LLP, independent public accountants. The data as of September 30, 1999 and for the nine months ended September 30, 1999 and 1998 and for the years ended December 31, 1995 and 1994 have been derived from our unaudited condensed financial statements which, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information set forth in such financial statements. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of results that may be expected for the full year.

Statements of Operations Data
(dollars in thousands, except per share amounts):

                                Nine Months Ended
                                  September 30,                                  Year Ended December 31,
                             -----------------------       ----------------------------------------------------------------------
                                1999         1998             1998           1997          1996 (1)      1995 (1)       1994 (1)
                             ----------   ----------       ----------     ----------     ----------     ----------     ----------
Revenues...................  $    2,450   $    1,499       $    2,124     $    1,926     $      595     $      588     $    1,097
Costs of revenues..........         291          251              344            463            336            214            350
                             ----------   ----------       ----------     ----------     ----------     ----------     ----------
Gross profit...............       2,159        1,248            1,780          1,463            259            375            747
Operating expenses:
   Selling and
      marketing............       2,359          860            1,440            827            193              -              -
   General and
      administrative.......       3,725          783            1,119            325            219            389            647
   Research and
      development..........       1,772          634              840            191             42             59             67
                             ----------   ----------       ----------     ----------     ----------     ----------     ----------
       Total operating
           expenses........       7,856        2,277            3,399          1,343            453            448            714
                             ----------   ----------       ----------     ----------     ----------     ----------     ----------
(Loss) income from
   operations..............      (5,697)      (1,029)          (1,619)           120           (194)           (73)            33

Other income
        (expense):
   Interest and other
         income............          77            9               10              7              6              -              -
   Interest expense........      (    9)        (368)            (522)            (2)             -              -              -
   Other expense...........           -            -              (17)             -              -              -              -
                             ----------   ----------       ----------     -----------    ----------     ----------     ----------
(Loss) income
   before provision
   for income taxes........      (5,630)      (1,389)          (2,148)           125           (188)           (73)            33

Provision for
   income taxes...........            1            1                1              1              1              -             15
                             ----------   ----------       ----------     ----------     ----------     ----------     ----------
Net (loss) income.........   $   (5,631)  $   (1,390)      $   (2,149)    $      124     $     (189)    $      (73)    $       18
                             ==========   ==========       ==========     ==========     ==========     ==========     ==========
Basic and diluted
   (loss) income
   per share..............   $   ( 0.59)  $   ( 0.39)      $    (0.32)    $     0.02     $    (0.03)    $        -     $        -
                             ==========   ==========       ==========     ==========     ==========     ==========     ==========
Weighted average
   common shares
   outstanding............    9,540,148    3,583,798        6,762,669      6,000,000      6,000,000      3,345,600      3,345,600
                             ==========   ==========       ==========     ==========     ==========     ==========     ==========

Balance Sheet Data
(in thousands):


                        September 30, 1999  December 31, 1998  December 31, 1997
                        ------------------  -----------------  -----------------

Working capital........             $4,719             $1,193               $ 23

Total assets...........              8,199              7,110                733

Total liabilities......                952              1,202                615

Stockholders' equity...              7,248              5,908                118

___________

(1) During the years ended December 31, 1996, 1995 and 1994, we were engaged in the business of manufacturing, marketing and selling computer terminal hardware in an industry significantly different from that in which we presently do business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following description of our financial condition and results of operations should be read in conjunction with the information included in this prospectus. The description contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements as a result of the risk factors set forth below and elsewhere in this prospectus.

Overview

     We develop, market, sell and support server-based software that is designed to enable a diverse range of desktop computers to access server-based Windows and UNIX applications from any location, over fast or slow Internet connections. We were incorporated in May 1982 and engaged in the development and manufacture of hardware computer terminals. In 1996, we started to transition from a hardware to a software manufacturer by working with three independent software developers, with whom we entered into exclusive license agreements calling for royalties aggregating 16.4%, 9.7%, 4.8% and 2.9% of net revenues from sales of software products which contain the licensed technology for the years 1997, 1998, 1999 and 2000. After December 31, 2000, we have the option, under particular circumstances, to purchase the licensed technology or exclusive rights to it. We purchased most of the licensed technology from two of the software developers for an aggregate purchase price of $378,000 in the third quarter of 1999.

     Before October 1996, while we were developing our server-based software products, our revenue was derived principally from the sale and repair of hardware computer terminals. We discontinued selling hardware products in 1996 and now provide only return-to-factory repair for the installed customer base. Software licensing revenue in 1996 was $72,900, representing only 12.3% of our revenue. Software revenue consists of licensing fees for products sold and revenues from OEM license agreements relating to our software products called GO-Global, GO-Joe and GO-Between, in addition to fees for training and software maintenance. Consequently, we do not consider comparisons between 1997 and 1996 fiscal performance to be meaningful.

     In October 1996, Sun Microsystems licensed GO-Joe for distribution with its network computers, our server software for distribution with its UNIX operating systems and GO-Global for use by its employees. GO-Global was released for sale to customers other than Sun Microsystems in March 1997. In April 1998, IBM licensed GO-Joe for distribution with its network computers and our server software for distribution with computers using its UNIX operating systems. GO-Joe was released for sale to customers other than IBM in July 1998. In December 1998, Corel licensed our software for distribution with its WordPerfect Office Suite products.

     During 1997 and part of 1998, we concentrated our efforts on OEM opportunities and strategic alliances to establish product acceptance. OEM licensing revenue from the Sun Microsystems agreement accounted for approximately 70.0% of revenue in 1997 and licensing revenue from the Sun Microsystems, IBM and Corel agreements accounted for approximately 18.8%, 16.5% and 20.6% of revenues in 1998. We intend to continue to commit significant financial and other resources toward our objective of expanding our strategic OEM relationships and developing reseller channels. In pursuit of this objective, in August 1998, we hired a Vice President of Sales and two sales directors to create and develop our reseller channel.

     In May 1998, we hired eight software engineers based in Bellevue, Washington and in December 1998 added eight engineers in Concord, New Hampshire in connection with the acquisition of Corel's jBridge technology. In February 1999, we hired a Chief Financial Officer. We have increased our headcount from 12 at December 31, 1997 to 49 at September 30, 1999.

     Product license revenues are recognized upon shipment only if we have no significant obligations and collection of the resulting receivable is deemed probable. When product licenses require product engineering development by us, recognition of revenue is after delivery and customer acceptance of contract milestones. Revenues for training are recognized when the services are performed. Revenue from customer yearly maintenance fees, for ongoing customer support and product updates are recognized equally over the term of the contract, which typically is 12 months.

     Our limited operating history as a software developer and manufacturer makes the prediction of future operating results difficult and unreliable. Future operating results may fluctuate due to many factors, including our ability to attract and retain strategic partners, the degree and rate of growth of the markets in which we compete and accompanying demand for our products, the level of product and price competition, and our ability to establish and build our software product reseller channels.

Nine Months Ended September 30, 1999 Versus Nine Months Ended September 30, 1998

     Revenues.  Software revenues have been derived primarily from two sources:
GO-Global product sales and OEM licensing revenues for GO-Joe, GO-Global and our server software. Total revenues for the nine-month period ended September 30, 1999 increased by $950,500, or 63.4%, to $2,449,500 from $1,499,000 for the same period in 1998. The most important contributing factor was an increase in OEM license sales in 1999 as compared to 1998.

     Sales and Marketing Expenses. Sales and marketing expenses primarily consist of salaries, sales commissions, travel expenses, trade show related activities and promotional costs. Sales and marketing expenses increased by $1,499,200, or 174.3%, to $2,359,200, or 96.3% of
revenue, for the nine months ended September 30, 1999 from $860,000, or 57.4% of revenue, for the same period in 1998. This increase primarily is attributable to the addition of sales and marketing personnel and a substantial increase in trade show, promotional and public relations activities.

     General and Administrative. General and administrative expenses primarily consist of salaries and legal and professional services. In addition, our corporate rent, utilities and administrative employee benefits are included in general and administrative expenses. General and administrative expenses increased by $2,942,700, or 375.9%, to $3,725,500, or 152.1% of revenue, for the nine months ended September 30, 1999 from $782,800, or 52.2% of revenue, for the same period in 1998. This increase is primarily due to:

     . amortization and depreciation expense recorded in connection with the acquisition of technology and assets from Corel Corporation in the approximate amount of $2,400,000 for the nine months ended September 30, 1999, respectively;

     .    an increase in legal services;

     .    hiring additional administrative personnel; and

     . increased utilities expenses necessary to support expanding operations.

In addition, we recognized non-cash compensation charges in 1999 due to the recognition of deferred compensation charges in the latter part of 1998.

     Research and Development. Research and development expenses consist primarily of salaries and benefits to software engineers, supplies and payments to contract programmers and rent on facilities. Research and development expenses increased by $1,137,400, or 179.3%, to $1,771,800, or 72.3% of revenue, for the nine months ended September 30, 1999 from $634,400, or 42.3% of revenue, for the same period in 1998. The increase was primarily due to the addition of software engineers and the rent on new facility locations. As of September 30, 1999, we had 28 software engineers compared to 13 as of September 30, 1998.

     Interest Expense. Interest expense decreased in 1999 as compared to 1998 due to the repayment of a convertible note payable in January 1999.

Year Ended December 31, 1998 Versus Year Ended December 31, 1997

     Revenues. Total revenues for the year ended December 31, 1998 were $2,124,200, an increase of 10.3% over the same period in 1997. The most important contributing factor was a 10.4% increase in software-related revenues to $1,971,000 in 1998 as compared to $1,785,000 in 1997. Our software revenues have been derived primarily from two sources: GO-Global product sales and OEM licensing revenues for GO-Joe, GO-Global and our server software. Revenues from the Sun Microsystems OEM licensing agreement represented 70.0% of total revenue in 1997 and from OEM license agreements with Sun Microsystems, IBM and Corel, collectively, represented 67.0% of revenues in 1998.

     Revenues also include service fees from maintenance contracts and training services. The maintenance program was started in June 1997 to provide product updates and support from the time of purchase. It is expected that many of the maintenance programs will be renewed by customers to assure continued product updates and support. Service revenue was $116,000 in 1998, or 5.5% of revenue, as compared to a nominal amount of revenue in 1997.

     Cost of Goods Sold. Cost of goods sold consists primarily of royalties, materials such as manuals, media and packaging, expenses associated with product maintenance and enhancements such as software corrections and updates, and amortization of capitalized research and development expenses. Research and development costs for new product development, after technological feasibility is established, are treated as "capitalized software" on our balance sheet and subsequently expensed as cost of goods sold over the shorter of three years or the remaining estimated life of the products, whichever produces the higher expense for the period.

     Cost of goods sold was reduced to 16.2% of revenue in 1998, as compared to 24.1% in 1997. This primarily is attributed to the reduction in the royalty rate paid to outside software developers under our exclusive licensing agreements.

     Sales and Marketing Expenses. Sales and marketing expenses primarily consist of salaries, sales commissions, travel expenses, trade show related activities and promotional costs. Sales and marketing expenses increased 74.1% to $1,440,300, or 67.8% of revenue, in 1998 from $827,300, or 43.0% of revenue, in 1997. This increase primarily is attributable to the addition of sales and marketing personnel and a substantial increase in trade show, promotional and public relations activities. We expect that sales and marketing expenses will continue to increase in dollar amounts, but decline as a percentage of total revenues, as we continue to hire additional sales and marketing personnel, establish reseller channels and expand promotional activities.

     General and Administrative. General and administrative expenses primarily consist of salaries and legal and professional services. In addition, our rent, utilities and administrative employee benefits are included in general and administrative expenses. General and administrative expenses increased 244.5% to $1,118,600, or 52.7% of revenue, in 1998, from $324,700, or 16.9% of revenue, in 1997. This increase primarily is attributed to legal services, hiring additional administrative personnel and increased rent, utilities and benefit expenses necessary to support expanding operations.

     Interest Expense. Interest expense increased in the amount of $519,800 in 1998 primarily due to the recording of interest expense in the amount of $475,000 on the convertible note payable as a result of the issuance of 278,800 shares of common stock at $.09 per share in connection with such note.

     Research and Development. Research and development expenses consist primarily of salaries and benefits to software engineers, supplies and payments to contract programmers. Research and development expenses increased by 341.1% to $840,200, or 39.6% of revenue, in 1998, from $190,500, or 9.9% of revenue, in
1997. We believe that a significant level of investment for research and development is required to remain competitive and that such expenses are expected to continue to increase over the foreseeable future.

     Provision for Income Taxes. At December 31, 1998, we had approximately $2.8 million in federal net operating loss carryforwards. The federal net operating loss carryforwards will expire through 2018, if not utilized. In addition, the Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available for use in any given period upon the occurrence of various events, including a significant change in ownership interests. In 1998, we experienced a "change of ownership" as defined by the provisions of the Tax Reform Act of 1986. As such, our utilization of our net operating loss carryforwards will be limited to approximately $400,000 per year until such carryforwards are fully utilized. To date, we have utilized a portion of our net operating loss carryforwards to reduce our overall income tax liability.

Year Ended December 31, 1997 Versus Year Ended December 31, 1996

     Before October 1996, while we were developing our server-based software products, our revenue was derived principally from the sale and repair of hardware computer terminals. We discontinued selling hardware products in 1996 and now provide only return-to-factory repair for the installed customer base. Software licensing revenue in 1996 was $72,900, representing only 12.3% of revenue as compared to 92.7% in 1997. Accordingly, the comparison of the year ended December 31, 1997 to the year ended December 31, 1996 is considered not meaningful by management.

     Revenues. Total revenues for the year ended December 31, 1997 were $1,926,100, an increase of 223.8% over the same period in 1996. We believe the most important contributing factor was a $1,712,000 increase in software-related revenues to $1,785,000 in 1997 versus

$72,900 in 1996 due to our change from selling hardware products in 1996 to software products in 1997.

     Cost of Goods Sold. Cost of goods sold was reduced to 24.1% of revenue in 1997, versus 50.4% in 1996. This reduction primarily is attributable to our change in products from hardware to software as discussed above.

     Sales and Marketing Expenses. Sales and marketing expenses increased 329.3% to $827,300, or 43.0% of revenue, in 1997 from $192,700, or 32.4% of revenue, in 1996. This increase primarily is attributable to the addition of sales and marketing personnel and a substantial increase in trade show, promotional and public relations activities.

     General and Administrative. General and administrative expenses increased by 48.4% to $324,700, or 16.9% of revenue, in 1997 from $218,900, or 36.8% of revenue, in 1996. This increase primarily is attributed to hiring additional administrative personnel, legal services and benefit expenses necessary to support expanding operations.

     Research and Development. Research and development expenses increased by 356.8% to $190,500, or 9.9% of revenue, in 1997 from $41,700, or 7.0% of revenue, in 1996 due to the change in our products as discussed above.

Liquidity and Capital Resources

     Prior to 1998, we funded our operations, working capital needs and capital expenditures primarily through cash flow from operations. In 1998, we received $775,000 from the issuance of notes convertible into shares of our common stock and in October and December of 1998 received aggregate net proceeds of $2,697,400 in connection with the first and second closings of a private placement offering.

     On December 31, 1998, a $200,000 note converted into 111,520 shares of our common stock and a note in the amount of $100,000 was repaid by us.

     In January 1999, the above $475,000 convertible note was repaid from the net proceeds of the final closing of our private placement of securities whereby we received additional net proceeds of $1,708,600 in consideration of 1,095,053 shares of our common stock and warrants to purchase an additional 219,010 shares of our common stock.

     In February 1999, we sold 62,525 shares of our common stock and warrants to purchase an additional 676 shares of our common stock for gross proceeds of $97,200.

     On July 12, 1999, we completed a merger with GraphOn Corporation, a California corporation ("GraphOn-CA"). By reason of the merger, each share of GraphOn-CA's common stock was exchanged for 0.5576 shares of our common stock and each outstanding option and warrant to purchase GraphOn-CA's common stock was exchanged for options or warrants to purchase 0.5576 shares of our common stock. We were the surviving corporation and changed our name, which was then Unity First Acquisition Corp., to GraphOn Corporation. Each of GraphOn-CA's officers is continuing in such role with us. The merger provided us with $5,425,000 in net cash proceeds which was previously held in trust for us until we consummated a merger with an operating business.

     As of September 30, 1999, we had and cash equivalents of $2,795,200 as well as $999,000 in available-for-sale securities compared to total liabilities of $876,500, exclusive of deferred revenue of $75,400.

     We anticipate that cash balances as of September 30, 1999, as well as anticipated revenue from operations, will be sufficient to meet our working capital and capital expenditure needs through the next twelve months. We have no material capital expenditure commitments for the next twelve months.

Year 2000 Compliance

     We are aware of problems associated with computer systems as the year 2000 approaches. Many existing computer systems and applications and other control devices use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. Others do not correctly process "leap year" dates. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can correctly process data related to the year 2000 and beyond. These problems are commonly referred to as the "year 2000 problem."

     We are continuing to assess the impact that the year 2000 problem may have on our operations and have identified the following three key areas of our business that may be affected:

     . Products. We have evaluated each of our most current products and older versions and believe that each is substantially year 2000 compliant. However, we believe that it is not possible to determine whether all of our customers' products into which our products are incorporated or connected will be year 2000 complaint because we have little or no control over the design, production and testing of our customers' products.

     . Internal Infrastructure. The year 2000 problem could affect the systems, transaction processing computer applications and devices used by us to operate and monitor all major aspects of our business, including financial systems, customer services, infrastructure, materials requirement planning, master production scheduling, networks and telecommunications systems. We believe that we have identified substantially all of the major systems, software applications and related equipment used in connection with our internal operations that must be modified or upgraded in order to minimize the possibility of a material disruption to our business. We have modified and upgraded all affected systems. Because most of the software applications used by us are recent versions of vendor supported, commercially available products, we have not incurred, and do not expect in the future to incur, significant costs to upgrade these applications as year 2000 complaint versions are released by the respective vendors.

     . Facility Systems. Systems such as heating, sprinklers, test equipment and security systems at our facilities also may be affected by the year 2000 problem. We currently are assessing the potential effect of and costs of remediating the year 2000 problem on our facility systems. We estimate that our total cost of completing any required modifications, upgrades or replacements of these systems will not have a material adverse effect on our business or results of operations.


     We presently estimate that the total cost of addressing our year 2000 problem will be less than approximately $5,000. This estimate was derived utilizing numerous assumptions, including the assumption that we already have identified our most significant year 2000 problems. However, there can be no guarantee that these assumptions are accurate, and actual results could differ materially from those anticipated.

     Although we believe that we have adequately addressed the Year 2000 problem, having experienced no failures or disruptions in our internal operating systems or our products or in those of our third party vendors or suppliers either on or after January 1, 2000 to date, it is possible that future failures or disruptions stemming from Year 2000 problems may yet result in our ability to process transactions, send invoices, accept customer orders or timely provide customers with products and services.

Quantitative and Qualitative Disclosures about Market Risk

     We are not exposed to financial market risks from changes in foreign currency exchange rates or changes in interest rates and do not use derivative financial instruments. A substantial majority of our revenue and capital spending is transacted in U.S. dollars. However, in the future, we may enter into transactions in other currencies. An adverse change in exchange rates would result in a decline in income before taxes, assuming that each exchange rate would change in the same direction relative to the U.S. dollar. In addition to the direct effects of changes in exchange rates, such changes typically affect the volume of sales or foreign currency sales price as competitors' products become more or less attractive.

Adoption of New Accounting Pronouncements

     In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 132, "Employer's Disclosure about Pensions and Other Postretirement Benefits," which standardizes the disclosure requirements for pension and other post-retirement benefits. The adoption of SFAS No. 132 did not impact our disclosures.

Recently Issued Accounting Standards and Pronouncements Not Yet Adopted

     In June 1998, FASB issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard requires that every derivative instrument, including derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. The standard is effective for all fiscal years beginning after June 15, 2000. As we currently are not a party to any derivative financial instruments and do not anticipate becoming a party to any derivative instruments, management does not expect this standard to have a significant impact on our financial statements.

                                   BUSINESS

General

     We develop, market, sell and support server-based software for application service providers, independent software vendors, and the enterprise computing environment. Server-based computing, sometimes referred to as thin-client computing, is a computing model where traditional desktop software applications are relocated to run entirely on a server or host computer. Our technology uses a small software program at each desktop, which allows the user to interface with an application as if it where running on the user's desktop computer. This centralized deployment and management of applications reduces the complexity and total costs associated with desktop computing. The ability to access such applications over computer networks and the Internet creates new computing and operational models, in addition to new sales channels. Our server-based technology works on today's most powerful personal computer or low-end network computer, without application rewrites or changes to the corporate computing infrastructure.

Industry Background

     History

     In the 1970's, software applications were executed on central mainframes and typically accessed by low-cost display terminals. Information technology departments were responsible for deploying, managing and supporting the applications to create a reliable environment for users. In the 1980's, the PC became the desktop of choice, empowering the user with flexibility, a graphical user interface, and a multitude of productive and inexpensive applications. In the 1990's, the desktop was provided access to mainframe applications and databases, which run on large server computers. Throughout this computing evolution, the modern desktop has become increasingly complex and costly to administer and maintain. This is further exacerbated as organizations become more dispersed with remote employees, and the desire increases to become more closely connected with vendors and customers through the Internet.

     Lowering Total Cost of Ownership

     PC software in general has grown dramatically in size and complexity in recent years. As a result, the cost of supporting and maintaining PC desktops has increased substantially. A leading research firm estimates the annual cost of operating a corporate PC was as much as $9,382 in 1997 and will increase to as much as $13,485 by 2001. Industry analysts and enterprise users alike have begun to recognize that the total cost of ownership of a PC, taking into account the recurring cost of technical support, administration and end-user down time, has become high both in absolute terms and relative to the initial hardware purchase price.

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

     With increasing demands to better control corporate computing costs, industry leaders are developing technology to address total cost of ownership issues. One approach, led by Sun Microsystems and IBM, utilizes Java-based network computers, which operate by downloading small Java programs to the desktop, which in turn are used for accessing server-based applications. The other approach is Microsoft's Windows NT(TM), terminal server edition, introduced in June 1998, which permits server-based Windows applications to be accessed from the new Windows-based network computers. Both initiatives are examples of server-based computing, which simplifies the desktop by moving the responsibility of running applications to a central server, with the promise of lowering total cost of ownership.

     Cross-Platform Computing

     Today's enterprises contain a diverse collection of desktop computers, each with its particular operating system, processing power and connection type. Consequently, it is becoming increasingly difficult to provide universal desktop access to business-critical applications across the enterprise. As a result, organizations resort to desktop emulation software, new hardware or costly application rewrites.

     A common cross-platform problem is the need to access UNIX or Linux applications from a PC desktop. While UNIX-based computers dominate the enterprise applications market, Microsoft Windows-based PCs are used on the majority of enterprise desktops. Since the early 1990's, organizations have been striving to connect desktop PCs to UNIX applications over all types of connections, including networks and standard phone lines. This effort, however, is complex and costly. The primary solution to date is known as PC X Server software, large software programs that require substantial memory and processing resources on the desktop. Typically, PC X Server software is difficult to install, configure and maintain. Enterprises are looking for an effective UNIX connectivity software for PCs and non-PC desktops that is easier and less expensive to administer and maintain.

     Application Service Providers

     The nature of the Internet has led to the emergence of new operational models and sales channels. Traditional high-end software packages that were once too expensive for many companies are now available for rent over the Internet. By servicing customers through a centralized operation rather than installing and maintaining applications at each customer site, we expect that application service providers quickly will play an important role in addressing an enterprise's computing requirements. Today, application service providers are faced with the difficult task of creating or rewriting applications to entertain the broader market. Though the application service provider industry is just beginning to emerge, we expect it to develop rapidly, due to application vendors' desire to expand their markets.

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

     Remote Computing

     The cost and complexity of contemporary enterprise computing has been further complicated by the growth in remote access requirements. As business activities become physically distributed, computer users have looked to portable computers with remote access capabilities to stay connected in a highly dispersed work environment. One problem facing remote computing over the Internet or direct telephone connections is the slow speed of communication in contrast to the high speed of internal corporate networks. Today, applications requiring remote access must be tailored to the limited speed and lower reliability of remote connections, further complicating the already significant challenge of connecting desktop users to business-critical applications.

The GraphOn Approach

     Our server-based software deploys, manages, supports and executes applications entirely on the server computer and distributes them efficiently and instantaneously to virtually any desktop device. Our technology consists of three key components:

     . The server component runs alongside the server-based application and is responsible for intercepting user-specific information for display at the desktop.

     . The desktop component is responsible only for sending keystrokes and mouse motion to the server, as well as presenting the application interface to the desktop user. This keeps the desktop simple, or thin, as well as independent of application requirements for resources, processing power and operating systems.

     . Our protocol enables efficient communication over fast networks or slow dial-up connections and allows applications to be accessed from virtually any location with network-like performance and responsiveness.

     The major benefits of our approach are as follows:

     . Lowers Total Cost of Ownership. Shrinking recurring costs is a primary goal of our products. Today, installing enterprise applications typically is time-consuming, complex and expensive, requiring administrators to manually install and support diverse desktop configurations and interactions. Our server-based software simplifies application management by enabling deployment, administration and support from a central location. Installation and updates are made only at the server, avoiding desktop software and operating system conflicts and minimizing at-the-desk support. According to a leading research firm, server-based computing strategies, such as those offered by us, may achieve as

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

          much as a 30% savings by, among other things, simplifying the desktop and moving application processing and management from individual desktops to a centralized server-based infrastructure. For example, in a 2,500-PC computing environment, a leading research firm has calculated that a server-based approach would have saved approximately $4.5 million in 1997 and, as computing complexity continues to grow, could save approximately $16 million in 2001.

     . Connects Diverse Computing Platforms. Today's computing infrastructures are a mix of desktop devices, network connections and operating systems. Enterprise-wide communication often requires costly and complex emulation software or application rewrites. For example, Windows PCs typically may not access a company's UNIX applications without installing complex PC X Server software on each PC. Typical PC X Servers are large and require an information technology professional to properly install and configure each desktop. For Macintosh, the choices are even fewer, requiring the addition of yet another vendor product. For the newer desktop technologies, such as Sun Microsystems' and IBM's network computers, access to UNIX is impractical without server-based products. To rewrite an application for each different desktop and their many diverse operating systems is often a difficult and time-consuming task. In addition to the development expense, issues of desktop performance, data compatibility and support costs often make this option prohibitive. Our products provide organizations the ability to access applications from virtually all desktops, utilizing their existing computing infrastructure, without rewriting a single line of code or changing or reconfiguring desktop hardware. This means that enterprises can maximize their investment in existing technology and allow users to work in their preferred desktop environment.

     . Application Service Providers. Many large enterprises have made significant investments in developing, marketing and selling enterprise-wide software solutions. Our server-based technology is designed to allow Windows, Linux and UNIX access from any desktop connected to the Internet. Today's packaged applications can be accessed quickly, easily and without modification.

     . Leverages Existing PCs and Deploys New Desktop Hardware. Our software brings the benefits of server-based computing to users of existing PC hardware, while simultaneously enabling enterprises to begin to take advantage of and deploy less complex network computers. This assists organizations in maximizing their current investment in hardware and software while, at the same time, facilitating a manageable and cost effective transition to newer desktop devices.

     . Efficient Protocol. Applications typically are designed for network-connected desktops, which can put tremendous strain on congested networks and may yield poor, sometimes unacceptable, performance over remote connections. For application service providers, bandwidth typically is the top recurring expense when web-enabling or renting access to applications over the Internet. Our highly efficient protocol sends only keystrokes, mouse clicks and display updates over the network resulting in minimal impact on bandwidth for application deployment, thus lowering cost on a per user basis. Within the enterprise, our protocol can extend the reach of business- critical applications to all areas, including branch offices, telecommuters and remote users, over the Internet, phone lines or wireless connections. This concept may be extended further to include vendors and customers for increased manufacturing flexibility, time-to-market and customer satisfaction.

Products

     Our products are designed to allow enterprises to access UNIX, Linux and Windows, applications from centrally managed servers without modification. Currently, our products provide the UNIX and Linux server-based software. With the integration of the WinBridge (formerly jBridge) technology in early 2000, our current product line will be extended to access Windows applications from centrally managed servers, widening our product offering and opportunities.

     . GO-Global is a server-based software product for high performance access to UNIX and Linux applications from any Windows PC located virtually anywhere on an organization's network, the Internet or even over a phone line. We began selling GO-Global in March 1997.

     . GO-Joe is a server-based software product for accessing Unix and Linux applications, from virtually any Java-enabled desktop or device, including the Sun Microsystems and IBM network computers, desktops and hand-held devices with web browsers such as Microsoft Internet Explorer(TM) or Netscape Navigator(TM). We began selling GO-Joe in July 1998. Sun Microsystems began shipping GO-Joe for distribution with its network computers in July 1998.

     . GO-Between is a server-based software product for accessing UNIX and Linux applications from Microsoft's Windows NT, terminal server edition. GO-Between minimizes the impact on server resources over traditional emulator solutions for accessing UNIX and Linux applications from Microsoft's terminal server edition products. This increases the number of simultaneous users that may access UNIX from any one terminal server edition server. Microsoft has released a technical

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

          whitepaper describing the UNIX access benefits of GO-Between for terminal server edition users. We began shipping GO-Between in October 1998.

     . WinBridge (formerly jBridge) is a technology we acquired from Corel in December 1998. It will enable GO-Global, GO-Between and GO-Joe to access server-based Windows applications. With the anticipated integration of the WinBridge technology in early 2000, we will offer complete cross platform access to Windows applications from virtually any desktop. Since the applications are not running on the desktop, even a non-Windows desktop will be able to access Windows applications. Windows applications can be accessed from desktop computers using various operating systems such as Macintosh, UNIX, Linux and OS/2, which will appear and function as if they were running locally on the desktop.

Target Markets

     The market for our products comprises all organizations that need to access UNIX, Linux and Windows applications from a wide variety of desktops from any location, including over the Internet and dial-up lines. This includes large organizations, such as Fortune 1000 companies, government and educational institutions. Our software is designed to allow these enterprises to use the best desktop for a particular purpose, rather than following a "one PC fits all," high total cost of ownership model. Our opportunity within the marketplace is more specifically broken down as follows:

     . Enterprises Employing a Mix of Unix and Windows. Most major enterprises employ a mix of UNIX computers and Windows PCs. Companies that utilize a mixed computing environment require cross-platform connectivity solutions like GO-Global that will allow users to access UNIX applications from desktop PCs. It has been estimated that PCs represent over 90% of enterprise desktops. We believe that our products are well positioned to exploit this opportunity and that our server-based software products will significantly reduce the cost and complexity of connecting PCs to UNIX applications.

     . Enterprises That Employ Microsoft's Terminal Server Edition. A leading research firm estimates that the Microsoft terminal server market will start to accelerate rapidly, with more than 390,000 host servers installed by the end of 2000. Each terminal server edition server supports a minimum of 10 users, such that the estimated user base for terminal server editions will be at least 3.9 million in 2000. A leading research firm reports that 38% of surveyed terminal server edition users will require access to UNIX applications. Our management believes the terminal server edition market to be a significant opportunity for GO-Between.

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

     . Enterprises With Remote Computer Users. Remote computer users comprise one of the fastest growing market segments in the computing industry. Efficient remote access to applications has become an important part of many enterprise computing strategies. A leading research firm projects that approximately 25 million business users access computing resources remotely in 1998 and that this number will grow to approximately 137 million worldwide in 2003, with 60% of these users still connecting via low-bandwidth modems. Our protocol is designed to enable highly efficient low-bandwidth connections.

     . Application Service Providers. High-end software applications in the fields of human resources, enterprise resource planning, enterprise relationship management and others historically only have been available to organizations able to make large investments in capital and personnel. The Internet has opened up global and mid-tier markets to vendors of this software who may now offer it to a broader market on a rental basis. Our products enable the vendors to provide Internet access to their applications with minimal additional investment in development implementation.

     . Extended Enterprise Software Market. Extended enterprises allow access to their computing resources to their customers, suppliers, distributors and other partners, gaining flexibility in manufacturing and increasing speed-to-market and customer satisfaction. For example, extended enterprises may maintain decreased inventory via just-in-time, vendor-managed inventory and related techniques. The Internet has facilitated this development and a leading research firm has predicted the extended enterprise software market will grow to an estimated $5.76 billion in 2002. The early adoption of extended enterprise solutions may be driven in part by enterprises' need to exchange information over a wide variety of computing platforms. We believe that our server-based software products, along with our low-impact protocol, are well positioned to provide enabling solutions for extended enterprise computing.

Strategic Relationships

     We believe it is important to maintain our current strategic alliances and intend to seek suitable new alliances in order to improve our technology and/or enhance our ability to penetrate relevant target markets. The alliances that we currently are focusing on are those that have immediate revenue generating potential, strengthen our position in the server-based software market, add complementary capabilities and/or raise awareness of our products.

     Sun MicroSystems. In October 1996, Sun MicroSystems licensed our GO-Joe for distribution within its network computers and our server component for distribution with its

UNIX computers and operating system. Pursuant to the Sun Microsystems agreement, Sun has a perpetual, non-exclusive, world-wide and fully paid up license to, among other things, distribute and sell GO-Joe with its network computers and to distribute our server component with its UNIX computers and operating systems. The license to Sun also allows Sun employees to use GO-Global internally and remotely. In addition to what is provided for in the Sun agreement, Sun's network computers currently display the GO-Joe logo, our name and our website address each time GO-Joe is started, further increasing company and product awareness. We plan to work with Sun's sales force and resellers to sell and promote GO-Global and GO-Between as UNIX access solutions for users of PCs and multi-user NT. As of September 30, 1999, Sun paid us a $2,500,000 one-time royalty payment for completion of product delivery requirements and for a site license for GO-Global. The Sun agreement is expected to terminate in December 2000, although Sun will continue to have rights to our products licensed pursuant to the agreement after its termination.

     Compuware. In September 1999, we entered into a three year, non-exclusive agreement with Compuware, an international software and services company. Pursuant to this agreement, we will license our WinBridge (formerlyjBridge) server-based software for inclusion with Compuware's UNIFACE software, a powerful development and deployment environment for enterprise customer-facing applications. Compuware customers will use GraphOn's server-based solution to provide enterprise-level UNIFACE applications over the Internet. Compuware will private label and completely integrate WinBridge into its UNIFACE deployment architecture as UNIFACE Jti.

     Corel Corporation. In December 1998, we acquired Corel's jBridge technology and its jBridge development team, in exchange for our securities. See "Description of Securities-Corel Warrant and Similar Warrant." jBridge is designed to allow any device running Java to access 32-bit Windows applications remotely and unmodified. When combined with our UNIX products, we believe that jBridge will provide our customers with a complete enterprise solution, linking any of such platforms to virtually any desktop over virtually any connection.

     In addition, we entered into a strategic alliance with Corel. We intend through this alliance to promote our products to Corel's Windows, UNIX and Linux customers. The alliance has a one year term ending in July 2000 which is renewable by mutual consent for successive one year periods, and is terminable at will by either party.

     In October 1999, we entered into an agreement with Corel pursuant to which we licensed to Corel the right to include our WinBridge technology with any of Corel's applications. Under this non-exclusive perpetual license, Corel will bundle our WinBridge software with certain of its applications, beginning with its WordPerfect Office 2000 suite and, in the future, will fully integrate our software into these applications. We are to receive $1,000,000 for this license, of which $600,000 has been recognized to date, with the balance scheduled to be paid prior to the end of calendar year 2000.

     Alcatel Italia. In July 1999, we entered into a five-year non-exclusive agreement with Alcatel Italia, the Italian Division of Alcatel, the telecommunications, network systems and services company. Pursuant to this agreement, Alcatel will license our GO-Global thin client PC X server software for inclusion with Alcatel's Turn-key Solution software, an optical networking system. Alcatel customers are expected to use GraphOn's server-based solution to access Alcatel's UNIX/X Network Management Systems applications from T-based PCs. In addition,

Alcatel will deploy GO-Global internally to provide Alcatel employees with high-speed network access to Alcatel's own server-based software over dial-up, LANs and WANs.

Sales, Marketing and Support

     Our customers, to date, are primarily Fortune 1000 companies and large government organizations. Among our current customers are the following:

Alcatel                                   Johnson & Johnson
Ameritech Corporation                     Lucent Technologies, Inc.
Amoco Corporation                         Motorola, Inc.
AT&T Corporation                          Nortel Technology
Canadian Meteorological Centre            National Semiconductor Corp.
Cisco Systems, Inc.                       Pfizer Inc.
Compuware                                 Shell Oil Company
Corel Corporation                         Sun Microsystems, Inc.
Ericsson Telecommunicatie B.V.            United States Geological Survey
Hewlett-Packard Company                   Volvo ITAB
IBM

     While previously most of our revenues were from direct sales and OEM agreements, we currently are developing and expanding relationships with a select number of resellers. We expect to benefit from these relationships by availing ourselves of their established customer-base, co-marketing programs and marketing and sales capabilities. Such resellers include value-added resellers, system integrators and OEM licensees. Our sales and marketing efforts will be focused on increasing product awareness and demand among large enterprises and developing formal distribution relationships with UNIX and Windows-oriented resellers. Current marketing activities include a targeted direct mail campaign, tradeshows, production of promotional materials, public relations and maintaining an Internet presence for marketing and sales purposes. In August 1998, we hired three senior level sales professionals to develop our reseller channels.

     Due to the nature of our products, remote access via telephone lines or the Internet can be used to troubleshoot and diagnose problems. We provide technical support and training to OEMs and resellers that function as the first line of support for their own customers. We provide 90-day online Internet, e-mail, fax and telephone-based services for technical support and software upgrades at no charge. Additionally, purchasers of our products can choose to purchase an annual extended maintenance program, which currently costs 15% of the product purchase price per year.

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

Research and Development

     Our research and development efforts currently are focused on developing new products and further enhancing the functionality, performance and reliability of existing products. We invested $840,200 and $1,771,800 in research and development in 1998 and in the first nine months of 1999. We expect increased expenditures in 2000. We have made significant investments in our protocol and in the performance and development of our server-based software.

     In May 1998, we hired a group of eight software engineers located in Bellevue, Washington. They have experience in Java, protocol technology and various Microsoft Windows operating systems. They are working to enhance our existing software products as well as beginning to conceptualize and architect future products. In December 1998, we hired nine additional software engineers located in Concord, New Hampshire in connection with the acquisition of the jBridge technology from Corel. This group has substantial Windows and Java experience. We plan to continue to add software engineers in order to expand our research and development capabilities, although there can be no assurances that qualified personnel will be available to us as needed.

Operations

     We control all purchasing, inventory, order processing and shipping of our products and accounting functions related to our operations. Production of software masters, development of documentation, packaging designs, quality control and testing also are performed by us. CD-ROM and floppy disk duplication, printing of documentation and packaging are accomplished through outside vendors. We generally ship products upon receipt of order. As a result, we have relatively little backlog at any given time, and do not consider backlog a significant indicator of future performance.

Competition

     The server-based software market in which we participate is highly-competitive, although we believe we have significant advantages over our competitors, both in product performance and market positioning. This market ranges from remote access for a single PC user to server-based software for large numbers of users over many different types of desktop hardware and connections. Our competitors include manufacturers of conventional PC X Server software and competition is expected from these and other companies in the server-based software market. Competitive factors in the market in which we compete include price, product quality, functionality, product differentiation and breadth.

     We believe our principal competitors for our current products include Citrix Systems, Inc., Hummingbird Communications, Ltd., SCO, WRQ, Network Computing Devices and NetManage. Hummingbird is the established market leader in PC X Servers, believed to have over 50% of that market. WRQ, Network Computing Devices and NetManage also offer traditional PC X Server software and have minority positions within that market.

     SCO introduced Tarantella, a server-based Java-to-Unix connectivity product which competes with GO-Joe. However, SCO's principal product is a UNIX operating system that competes with UNIX vendors like Sun Microsystems and IBM. We believe that SCO, as a competitor to the other UNIX vendors, will have difficulty in penetrating enterprises who utilize other vendors' UNIX operating systems, such as Sun Microsystems and IBM.

Proprietary Technology

     We license key components of our server-based technology from one software developer to whom we pay royalties pursuant to an exclusive license agreement. Minor elements of our server-based technology also are licensed pursuant to a non-exclusive agreement, which calls for royalty payments by us. Such royalty payments are based on a percentage of net revenues received by us for sales of our products that contain the licensed technology. The royalty rate under all of these agreements is an aggregate of 4.8% and 2.9% for 1999 and 2000. We hold options to purchase the developed technology and to purchase a perpetual license to some of the non-exclusively licensed technology which are exercisable beginning in December 2000. If we do not exercise our options under the exclusive license agreements, the applicable royalty rate would continue at 2% in 2001 and beyond. The exclusive license agreement, unless terminated earlier pursuant to its terms, will terminate on September 6, 2006. The non-exclusive agreement continues unless terminated for material breach. We purchased most of the licensed technology for an aggregate purchase price of $378,000 in the third quarter of 1999.

     We rely primarily on trade secret protection, copyright law, confidentiality and proprietary information agreements to protect our proprietary technology and registered trademarks. The loss of any material trade secret, trademark, trade name or copyright could have a material adverse effect on our results of operations and financial condition. There can be no assurance that our efforts to protect our proprietary technology rights will be successful. Despite our precautions it may be possible for unauthorized third parties to copy portions of our products, or to obtain information we regard as proprietary. See "Legal Proceedings." We do not believe our products infringe on the rights of any third parties, but there can be no assurance that third parties will not assert infringement claims against us in the future, or that any such assertion will not result in costly litigation or require us to obtain a license to proprietary technology rights of such parties.

     In November 1999, we acquire a U.S. patent for the remote display of Microsoft Windows applications on UNIX and Linux desktops with X Windows. As a result, we believe that we have acquired patent protection and licensing rights for the deployment of all Windows applications remoted, or displayed, over a network or any other type of connection to any X Window systems, This patent, which covers our WinBridge (formerly jBridge) technology, was originally developed by a team of engineers formerly with Exodus Technology and hired by us in May 1998.

Employees and Facilities

     As of September 30, 1999, we had a total of 49 employees, including 14 in marketing, sales and support, 28 in research and development and 7 in administration and finance. No employees are covered by a collective bargaining agreement.

     We currently occupy approximately 7,200 square feet of office space in Campbell, California pursuant to a lease which expires in April 2000, but is renewable each year at our option until April 2006. We are required to vacate these premises by the end of February 2000 as the City of Campbell has acquired the building for redevelopment. We anticipate no particular difficulty in locating and moving to new facilities in a timely fashion. The City of Campbell has agreed to pay us $85,000 to facilitate our relocation.

     We also occupy leased facilities in Bellevue, Washington, Concord, New Hampshire, and Reading, United Kingdom pursuant to leases expiring at varying dates through 2003. Annual lease payments currently are approximately $310,000. We believe our current facilities, other that those in Campbell, will be adequate to accommodate our needs until the end of 2000.

Legal Proceedings

     In late 1996, we disclosed numerous aspects of our proprietary technology on a confidential basis to Insignia Solutions plc, some of whose assets were later acquired by Citrix Systems, Inc. When we learned of that acquisition in January 1998, we made inquiry of Citrix and Insignia seeking assurances that there had been no potential misuse of our confidential information.

     On November 23, 1998, Citrix instituted litigation in the United States District Court for the Southern District of Florida seeking a judicial declaration that neither Citrix nor Insignia had misappropriated or infringed upon our proprietary technology or breached the non-disclosure agreement. We responded by filing a motion to dismiss the action for lack of jurisdiction. On May 14, 1999, the court granted our motion and dismissed the case. Essentially, the Florida court held there was no existing dispute between us and Citrix. Citrix has appealed the dismissal of its case to the United States Court of Appeals for the Eleventh Circuit, where the matter is awaiting oral argument.

     On October 4, 1999, Insignia filed a complaint against us in the Superior Court of the State of California, Santa Clara County, alleging that we had attempted to disrupt Insignia's sale to Citrix, on February 5, 1998, of assets related to Insignia's NTRIGUE software product line.

The complaint alleges that, as a result of such efforts, Insignia was required by Citrix to place $8.75 million in escrow to enable Citrix to deal with potential claims by us of proprietary rights in the assets being sold. The complaint seeks unspecified general and punitive damages. On December 13, 1999 we filed an answer denying the material allegations in Insignia's complaint.

     Insignia's complaint also names Citrix and its UK subsidiary as defendants, alleging that these companies have breached their February 5, 1998 contract with Insignia by refusing to release money from the escrow. The complaint seeks compensatory damages from Citrix related to that company's refusal to release purchase money from escrow for payment to Insignia and other unspecified damages.

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

                                   MANAGEMENT

General

     The following table sets forth information regarding our executive officers, directors and other key employees:

               Name                      Age                    Position
               -----                     ---                    --------
Executive Officers and Directors
     Robert Dilworth ..................   58  Chairman of the Board of Directors
     Walter Keller ....................   49  President and Director
     Robin Ford .......................   49  Executive Vice President, Marketing and Sales and Director
     Vince Pfeifer ....................   34  Vice President, Product Development
     Eric Lefebvre ....................   33  Vice President, Business Development
     Edmund Becmer ....................   41  Chief Financial Officer and Secretary
     Lawrence Burstein ................   57  Director
     August P. Klein ..................   63  Director
     Marshall C. Phelps, Jr. ..........   55  Director

Key Employees
     Russann D. Keller ................   30  Director of Marketing and Public Relations
     Prakash Jadeja  ..................   44  Director of International Engineering
     Robert Currey  ...................   33  Principal Architect
     William Tidd .....................   37  Director of Software Development

     The members of our board of directors are classified into three classes, one of which is elected at each annual meeting of stockholders to hold office for a three-year term and until successors of such class have been elected and qualified. The respective members of each class are set forth below:

     .    Class III: Walter Keller and Robin Ford (terms expire 2002)
     .    Class II: Robert Dilworth and August Klein (terms expire 2001)

     .    Class I: Lawrence Burstein and Marshall C. Phelps,
          Jr. (terms expire 2000)

    Robert Dilworth was appointed our Chairman in December 1999.   He previously
served as one of our directors since July 1999 and of GraphOn-CA between July 1998 and July 1999. Mr. Dilworth has served as Chairman of the Board of Metricom, Inc. since 1996, and as a director since 1987. He served as Metricom's CEO from 1987 to 1998. Metricom is a leading provider of wireless data communication and network solutions. Prior to joining Metricom, from 1985 to 1987, Mr. Dilworth served as President of Zenith Data Systems Corporation, a microcomputer manufacturer. Earlier positions include CEO at Morrow Designs, CEO at Ultramagnetics, Division Manager at Varian Associates, Director of Minicomputer Systems at Sperry Univac and Vice President of Finance and Administration at Varian Data Machines. Mr. Dilworth is also a director of VLSI Technology, Inc., Data Technology Corporation, Cortelco Systems, Inc. and Photonics Corp. Mr. Dilworth holds a B.S. in Business and Mathematics from L.A. State University.

     Walter Keller has served as our President since July 1999 and of GraphOn-CA between 1982 and July 1999. Mr. Keller, who previously served as our Chairman from July 1999 until succeeded by Mr. Dilworth in December 1999 and as Chairman of GraphOn-CA between 1982 and July 1999, was Chief Financial Officer of GraphOn-CA from 1991 until February 8, 1999. Prior to the founding of GraphOn-CA in 1992, Mr. Keller's experience included executive staff and senior level management, sales and engineering positions at United Technologies Corporation and Honeywell Inc. Mr. Keller is a member of the Society of Professional Engineers and holds a B.S. in Mechanical Engineering and a M.S. in Electrical Engineering from Santa Clara University in Santa Clara, CA. Mr. Keller is the husband of Ms. Ford.

     Robin Ford has served as our Executive Vice President, Marketing and Sales since July 1999 and of GraphOn-CA between 1996 and July 1999. She was elected as one of our directors in December 1999. Ms Ford was Vice President, Marketing and Sales of GraphOn-CA from 1991 to 1996 and held various positions in sales and marketing at GraphOn-CA from 1983 to 1991. Ms. Ford was a director of GraphOn-CA from October 1991 to June 1998. Prior to joining GraphOn-CA, Ms. Ford held various sales management and technical positions at Intel Corporation, National Semiconductor Corporation and Grid Systems Corporation. Ms. Ford's responsibilities with GraphOn and GraphOn-CA have included building and maintaining GraphOn's and GraphOn-CA's sales and marketing operations and obtaining major government and OEM contracts. Ms. Ford is the wife of Mr. Keller.

     Vince Pfeifer has served as our Vice President, Product Development since July 1999 and of GraphOn-CA between October 1998 and July 1999. Mr. Pfeifer was General Manager and Director of Product Development of GraphOn-CA from June 1998 to August 1998. From June 1995 to May 1998, Mr. Pfeifer served as the Vice-President of Product Development for Exodus Technologies and ConnectSoft Communication Corporation and has nine years of experience in designing, developing, testing and supporting commercial grade software.

     Eric Lefebvre has served as our Vice President, Business Development since July 1999 and of GraphOn-CA between June 1999 and July 1999. From April 1997 through June 1999, he served as Director of Strategic Business and Alliances at Corel Corporation where he was responsible for developing strategic alliances and seeking new areas of business. From April 1996 to May 1997, Mr. Lefebvre served as International Corporate Communications Manager at Corel. From November 1991 to April 1996, her served at Corel as Communication and Market Development Manager and Marketing Manager (Europe). Mr. Lefebvre holds a Masters of International Affairs from Carleton University and an Honours B.Sc. in Government and Politics and Business Management from the University of Maryland.

     Edmund Becmer has served as our Chief Financial Officer and Vice President of Finance & Administration since July 1999 and of GraphOn-CA between February 1999 and July 1999. From May 1998 until December 1998, Mr. Becmer was Chief Financial Officer of TMCI Electronics, Inc., a publicly-traded company, based in San Jose, CA, with subsidiaries involved in the manufacturing of semiconductor equipment. In February, 1999, TMCI Electronics filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Prior to joining TMCI Electronics, from March 1996 to May 1998, Mr. Becmer was a member of the accounting firm of Moore Stephens, P.C., where he was responsible for SEC audits, mergers and acquisitions and business consulting. From August 1993 to June 1995, Mr. Becmer was controller of First City Industries, Inc. in New York, NY, a holding company with subsidiaries in manufacturing, commercial real estate and residential real estate. From June 1987 to June 1993, Mr. Becmer was CFO/Controller of Lincorp Holdings, Inc., a public investment holding company in New York, NY, with investments in banking and commercial real estate and a Fortune Service 500 company. Mr. Becmer also was with the accounting firms of BDO Seidman, LLP and Deloitte and Touche LLP. Mr. Becmer holds a B.S.B.A. from San Diego State University and is a Certified Public Accountant.

     Lawrence Burstein has served as one of our directors since May 1996. Mr. Burstein was President and Treasurer between May 1996 and July 1999. For approximately ten years prior to 1996, Mr. Burstein was the President, a director and principal stockholder of Trinity Capital Corporation, a private investment banking concern. Trinity ceased operations upon the formation of Unity Venture Capital Associates Ltd. ("Unity VCA"). Since March 1996, Mr. Burstein has been President and a principal stockholder of Unity VCA. Mr. Burstein is a director of the following four public companies: T-HQ Inc., which designs and markets Nintendo and Sega games; Brazil Fast Food Corp., the owner and operator of the second largest fast food restaurant chain in Brazil; CAS Medical Systems, Inc., engaged in the manufacture and marketing of blood pressure monitors and other medical products principally for the neonatal market; and The MNI Group Inc., engaged in the marketing of specially formulated medical foods. Mr. Burstein received an L.L.B. from Columbia Law School.

     August P. Klein has served as one of our directors since July 1999 and of GraphOn-CA between August 1998 and July 1999. Mr. Klein has been, since 1995, the Founder, CEO and Chairman of the Board of JSK Corporation and, since 1997, of APJK Corporation, general contractors and service providers for the insurance industry. From 1989 to 1993, Mr. Klein was founder and CEO of Uniquest, Inc., an object oriented application software company. From 1984 to 1988, Mr. Klein served as CEO of Masscomp, Inc., a developer of high performance real time mission critical systems and UNIX-based applications. Mr. Klein has served as Group Vice President, Serial Printers at Data Products Corporation and President and CEO at Integral Data Systems, a manufacturer of personal computer printers. From 1957 to 1982, he was General Manager of the Retail Distribution Business Unit and Director of Systems Marketing at IBM. Mr. Klein is a director of QuickSite Corporation and serves as a trustee of the Computer Museum in Boston, Massachusetts. Mr. Klein holds a B.S. in Mathematics from St. Vincent's College.

     Marshall C. Phelps, Jr. has served as one of our directors since November 1999. From 1980 until August 1999, Mr. Phelps was employed by IBM in a series of executive positions, most recently as IBM's Vice President, Intellectual Property and Licensing, with responsibility for IBM's worldwide intellectual property activities, licensing, standards and telecommunications policy. He is a director of CommercialWare Inc., a developer of order processing and fulfillment sofware for direct marketing concerns. Mr. Phelps holds a BA from Muskingum College, an MS in Advanced Management from Stanford Graduate School of Business, and a JD from Cornell University School of Law.

     Russann D. Keller has served as our Director of Marketing Communications and Public Relations since early 1999 and previously held various sales, marketing, and technical positions with us since 1990, including MarCom Manager, Corporate Communications Manager and Support Manager. Ms. Kelley has also held various technical, editorial, and marketing positions at Knight-Ridder, Boole and Babbage, Elan Software, and was co-founder and Vice President at

Syber Sonic, Inc. Ms. Keller's educational background is in environmental biology. Ms. Keller is the daughter of Mr. Keller and Ms. Ford.

     Prakash Jadeja has served as our Director of International Engineering since July 1999 and of GraphOn-CA between September 1997 and July 1999. From February 1996 to August 1997, Mr. Jadeja led the Digital Video Disc and Compact Disc Recordable System software group at Apple Computer. From February 1992 to January 1996, Mr. Jadeja was Vice President of Engineering at Workstation, Inc. Prior to that, Mr. Jadeja held a number of technical and management positions at Insignia Solutions, Inc., which he co-founded. Mr. Jadeja holds a B.S. in Applied Computer Science from De Montford University in England.

     Robert Currey has served as our Principal Architect and developer since July 1999 and of GraphOn-CA between June 1998 and July 1999. Prior to joining GraphOn-CA, beginning in November 1996, Mr. Currey served as team leader at Exodus Technologies. Mr. Currey was Senior Engineer at Connectsoft Corp. from January 1994 until November 1996. Previously, Mr. Currey was Senior Engineer at Attachmate Corp. from June 1992 to January 1994. Mr. Currey has an M.S. in computer science and a B.S. in applied mathematics from Oregon State University.

     William Tidd has served as our Director of Software Development since July 1999 and of GraphOn-CA between January 1999 and July 1999. Prior to joining GraphOn-CA, from 1996 to 1998, Mr. Tidd served on the jBridge development team for Corel Corporation. Mr. Tidd owned and operated Tirel Corporation, a software development company, from 1994 to 1996 after co-founding Atlantic Design Systems, which became Tirel Corporation in 1994. Mr. Tidd holds a Master of Engineering Degree in mechanical engineering from Carnegie Mellon University.

Board of Directors and Committees

     Our board of directors consists of seven individuals. Corel has a contractual right to designate one individual to be a nominee to serve as a director until Corel controls less than 17% of the voting power of our capital stock. We also agreed not to reduce the size of the our board below six without Corel's prior written consent, until the date which is two years after the date of the initial public offering of our equity securities or the closing of the sale of all or substantially all of our assets or of any merger or consolidation with any other entity. The non-employee directors are eligible to participate in our stock option plan.

     We have established an audit committee which reviews and supervises our financial controls, including selection of our auditors, reviewing the books and accounts, meeting with our officers regarding our financial controls, acting upon recommendations of auditors and taking further actions as the audit committee deems necessary to complete an audit of our books and accounts. The audit committee also evaluates potential conflicts of interest between us and our executive officers and directors and serves to evaluate any transactions or events which could be deemed to be improper, as well as other matters which may come before it or as directed by the board. The audit committee currently consists of two directors, Messrs. O'Reilly and Phelps.

     We have established a compensation committee, which reviews and approves the compensation and benefits for our executive officers, administers our stock plans and performs other duties as may from time to time be determined by the board. The compensation committee currently consists of two directors, Messrs. Dilworth and Klein.

Executive Compensation and Employment Agreements

     The compensation for our key management is determined from time to time by our board or compensation committee. In addition, our board or compensation committee may, in our discretion, award these individuals cash bonuses, options to purchase shares of our common stock under the Stock Option Plan, and such other compensation, including equity-based compensation, as our board or compensation committee shall approve from time to time.

     The following table sets forth information with respect to the compensation of our Chief Executive Officer and each of the two other executive officers who were serving as our executive officers during fiscal year 1998 and whose total annual salary and bonus during such fiscal year exceeded $100,000:

     Summary Compensation

                                                           Annual Compensation
                                                           -------------------
                                                                                 All Other
                                                  Year      Salary      Bonus   Compensation
                                                  ----     ---------    ------  ------------
Walter Keller .............................       1998      $135,181       0       $     0
   President and Chief Executive Officer
Robin Ford ................................       1998      $141,960       0       $     0
       Executive Vice President,
      Marketing and Sales
Zdravko Podolski(1) .......................       1998      $ 94,750       0       $75,000
       Vice President, Strategic
        Sales and Alliances

___________
(1) Mr. Podolski's employment with us was terminated on September 1, 1998. Pursuant to a severance agreement with Mr. Podolski, we paid him $75,000 in consideration for the release of any and all claims he may have had against us.

     Employment Agreements

     On October 22, 1998, we entered into employment agreements with Mr. Keller and Ms. Ford which provide for a term of two years, annual base salaries of $140,000 and $130,000, respectively, and eligibility to receive bonuses at the discretion of our board. Such agreements contain provisions for bonuses upon achievement of milestones set forth in such agreements, non-competition for the term of each agreement and confidentiality. The base salaries are subject to change at the discretion of our board. Mr. Keller and Ms. Ford also are entitled to participate in any of our pension, insurance or benefit plans, including our stock option plans. Each employment agreement also provides for a severance payment in the amount of one year's compensation in the event that the employee is terminated by us without cause, or the employee resigns for Good Reason (as defined in the agreement) during the employment term. Good Reason includes, among other things, the failure of a successor to us to assume the employment agreements in connection with change in control transactions such as a merger, consolidation or a sale of all or substantially all of our assets. Good Reason also includes substantial changes in the duties, position, compensation and location of the employment.

     On February 8, 1999, we entered into an employment agreement with Mr. Becmer providing for employment at-will, an annual base salary of $125,000 and options to purchase up to 69,700 shares of common stock under our Stock Option/Stock Issuance Plan. Options to purchase 4,356 shares vested on May 8, 1999 and the remaining options will vest monthly in 45 equal installments. The base salary is subject to annual review by our board. The agreement provides for eligibility to receive additional options to purchase up to 13,940 shares of our common stock upon meeting quarterly management objectives during his first year of employment. Mr. Becmer also is entitled to participate in any of our pension, insurance or benefit plans, including our stock option plans. The agreement provides for a severance payment in the amount of six months' compensation in the event of a termination due to a merger or acquisition where Mr. Becmer's duties substantially change, a reduction in his compensation, a relocation or the failure of any successor to us to assume the agreement.

1998 Stock Option/Stock Issuance Plan

     Our 1998 Stock Option/Stock Issuance Plan is intended to promote our interests by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in us as an incentive for them to remain in our service. The plan was adopted by our board on June 23, 1998 and was approved by our stockholders on June 23, 1998.

     Pursuant to the terms of the plan, 2,230,400 shares of common stock may be issued to our officers and other employees, our non-employee board members and independent consultants in our service. However, in no event may any one participant in the plan receive option grants or direct stock issuances for more than 278,000 shares of common stock in the aggregate per calendar year.

     The shares of common stock reserved for issuance under the plan are made available from authorized but unissued common stock or from shares of common stock reacquired by us, including shares repurchased on the open market. Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the plan. Unvested shares issued under the plan and subsequently repurchased by us will be added back to the share reserve and will accordingly be available for subsequent issuance under the plan.

     The compensation committee of the board will have exclusive authority to administer the plan with respect to option grants and stock issuances made to our executive officers and non-employee board members. The compensation committee and a secondary committee of one or more board members will each have separate but concurrent authority to make option grants and stock issuances under those programs to all other eligible individuals. The term "plan administrator," as used in this description of the plan, will mean either the compensation committee or the secondary committee, to the extent each such entity is acting in its capacity as administrator of the plan.

     The plan is divided into two separate components:

     . the option grant program under which eligible individuals may, at the discretion of the plan administrator, be granted options to purchase shares of common stock at an exercise price not less than 85% of their fair market value on the grant date and

     . the stock issuance program under which such individuals may, in the discretion of the plan administrator, be issued shares of common stock directly, through the purchase of vested or unvested shares at a price not less than 85% of their fair market value at the time of issuance or as a fully-vested bonus for past services rendered to us.

     The shares subject to each option granted under the option grant program and unvested shares issued under the stock issuance program will vest in one or more installments over the recipient's period of service with us. However, no vesting schedule will be at a rate less than 20% per year, with the initial vesting to occur no later than one year after the grant date of the option or the issue date of the unvested shares. No granted option may have a term in excess of ten years, and each granted option will be subject to earlier termination within a designated period following the optionee's cessation of service with us.

     The exercise price may be paid in cash or in shares of common stock. Options may also be exercised for vested shares through a same-day sale program, pursuant to which a designated brokerage firm effects the immediate sale of those shares and pays over to us, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares. In addition, the plan administrator may provide financial assistance to one or more participants in connection with the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise or purchase price and any associated withholding taxes incurred in connection with such exercise or purchase.

     In the event that we are acquired by merger or sale of substantially all of our assets, each outstanding option under the option grant program which is not to be assumed by the successor corporation or otherwise continued in effect will automatically accelerate in full, and all unvested shares under the plan will immediately vest, except to the extent our repurchase rights with respect to those shares are assigned to the successor corporation or otherwise continued in effect. The plan administrator will have complete discretion to grant one or more options under the option grant program which will become exercisable on an accelerated basis for all of the option shares upon either:

     . an acquisition of us, whether or not those options are assumed or otherwise continued in effect or

     . the termination of the optionee's service within a designated period following an acquisition in which those options are assumed or continued in effect.

The vesting of outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions.

     The plan administrator also is authorized under the option grant and stock issuance programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in ownership or control of us, whether by successful tender offer for more than 50% of the outstanding voting stock or by a change in the majority of the board by reason of one or more contested elections for board membership. Such accelerated vesting may occur either at the time of such change in ownership or control or upon the subsequent involuntary termination of the individual's service within a designated period, not to exceed 18 months, following such change in ownership or control.

     In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to:

     .    the maximum number and/or class of securities issuable under the plan;

     . the number and/or class of securities for which any one person may be granted stock options and direct stock issuances under the plan per calendar year; and

     . the number and/or class of securities and the exercise price per share in effect under each outstanding option.

Such adjustments will be designed to preclude any dilution or enlargement of benefits under the plan or the outstanding options granted pursuant to the plan.

     The plan administrator has the authority to effect the cancellation of outstanding options under the option grant program in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

     The board may amend or modify the plan at any time. The plan will terminate on June 22, 2007, unless sooner terminated by the board or in connection with an acquisition of us in which the plan is not assumed by the acquiring entity.

1996 Stock Option Plan

     Our 1996 Stock Option Plan was adopted by both our board and a majority in interest of our stockholders on May 30, 1996. The plan provides for the granting of options which are intended to qualify either as incentive stock options within the meaning of Section 422 of the Internal Revenue Code or as nonstatutory stock options which are not intended to meet the requirements of such section. The total number of shares of our common stock reserved for issuance under the plan is 187,500. Options to purchase shares may be granted under the plan to persons who, in the case of incentive stock options, are our employees, including officers, or, in the case of nonstatutory stock options, are our employees, including officers, or our non-employee directors.

     The plan provides for its administration by our board or a committee chosen by our board, which has discretionary authority, subject to restriction, to determine the number of shares issued pursuant to incentive stock options and nonstatutory stock options and the individuals to whom, the times at which and the exercise price for which options will be granted.

     The exercise price of all incentive stock options granted under the plan must be at least equal to the fair market value of such shares on the date of the grant or, in the case of incentive stock options granted to the holder of more than 10% of our common stock, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for which incentive stock options may be granted is ten years from the date of grant or five years in the case of an individual owning more than 10% of our common stock. The aggregate fair market value of shares with respect to which incentive stock options are exercisable for the first time by the holder of the option during any calendar year shall not exceed $100,000. The aggregate fair market value is determined at the date of the option grant. We have granted no options to date under our 1996 plan.

     As of December 3, 1999, options for 1,486,234 shares of common stock were outstanding under our 1998 plan, no options had been exercised and 526,677 shares remained available for future issuance under these plans.


                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Mr. Keller, our Chairman and President, sold to Mr. Thomas A. Bevilacqua:

     . on January 1, 1998, 19,518 shares of our common stock for an aggregate purchase price of $700 and

     . on August 20, 1998, 38,049 shares of our common stock for an aggregate purchase price of $5,118.

Mr. Bevilacqua, who was one of our directors until his resignation in December 1999, is a former partner in the law firm of Brobeck, Phleger & Harrison LLP, which firm we have retained from time to time for legal services. The 38,049 shares originally were subject to Mr. Keller's right of repurchase which lapses monthly in a series of equal monthly installments upon Mr. Bevilacqua's completion of each month of service on our board until May 2000. In addition, Mr. Keller has a right of first refusal exercisable in connection with any proposed transfer of such shares for which the repurchase right has lapsed.

     As of August 20, 1998, Mr. Keller sold 55,760 shares of our common stock to Mr. Bradlee, one of our former executive officers, for an aggregate purchase price of $7,500 evidenced by a full-recourse note secured by the shares purchased. The note bore interest at the rate of 5.41% per annum, compounded semi-annually. The 55,760 shares originally were subject to Mr. Keller's right of repurchase which began to lapse November 20, 1998 in a series of 45 successive, equal monthly installments upon Mr. Bradlee's completion of each month of service with us. In addition, Mr. Keller had a right of first refusal exercisable in connection with any proposed transfer of such shares for which the repurchase right has lapsed. Upon the end of

Mr. Bradlee's employment with us in May 1999, Mr. Keller repurchased 48,324 of such shares paid for by forgiving $6,500 of the note.

     As of August 20, 1998, Mr. Keller sold 13,940 shares of our common stock to Mr. Klein, one of our directors, for an aggregate purchase price of $1,875. The 13,940 shares are subject to Mr. Keller's right of repurchase which began to lapse November 20, 1998 in a series of 21 successive, equal monthly installments upon Mr. Klein's completion of each month of consulting services to us. In addition, Mr. Keller has a right of first refusal exercisable in connection with any proposed transfer of such shares for which the repurchase right has lapsed.

     As of August 20, 1998, Eric Kim, then one of our directors, and Messrs. Dilworth and Klein, each one of our directors, were each issued 41,820 shares of our common stock under our stock option plan at a purchase price of $0.135 per share. Such shares are subject to our right of repurchase which began to lapse November 20, 1998 in a series of 45 successive, equal monthly installments upon completion of each month of service on our board until May 2000. On September 30, 1999, Mr. Kim resigned as a director and we purchased 30,668 shares of our common stock from Mr. Kim for $4,294.

     In March 1998, Spencer Trask Investors, an affiliate of Spencer Trask, purchased 278,800 shares of our common stock from us for an aggregate purchase price of $25,000. Concurrently with such transaction, Spencer Trask Investors loaned us $475,000 evidenced by a convertible promissory note, bearing interest at a rate of 10% per annum. The convertible promissory note was redeemed by us on January 27, 1999.

     In March 1998, Spencer Trask Investors, entered into a sale arrangement with Mr. Keller and Ms. Ford, our Executive Vice President, Marketing and Sales, with respect to the sale of an aggregate of 1,951,600 shares of our common stock for aggregate consideration of $3,500,000, comprised of $200,000 cash, a non-recourse promissory note in the principal amount of $800,000 which became due on January 20, 1999, a non-recourse promissory note in the principal amount of $1,000,000 which became due on July 20, 1999, and a non-recourse promissory note in the principal amount of $1,500,000 which becomes due on January 20, 2000. Each of the foregoing notes bears interest at the rate of 6% per annum, payable quarterly, and each note is secured by a pledge of the shares purchased, with one share pledged for each $1.79 of principal amount. The shares of our common stock pledged with respect to each note were placed in escrow until payment in full of the principal and accrued interest of the note representing the purchase price of such shares. The $800,000 note was paid by Spencer Trask Investors and the 446,080 shares pledged with respect to such note were released from escrow on January 20, 1999. The $1,000,000 note was paid by Spencer Trask Investors and the 557,600 shares pledged with respect to such note were released from escrow on July 20, 1999. In the event that a note is not paid, the shares securing it will be released to Mr. Keller and Ms. Ford, who also maintain voting control over such pledged shares unless and until the related notes are fully paid and the shares are released to Spencer Trask Investors.

     In connection with the issuance and sale by us of an aggregate of 2,878,815 shares of our common stock for an aggregate purchase price of $5,162,868 in three separate closings, the final such closing occurring January 27, 1999, in connection with and pursuant to the terms of a private placement memorandum and related agreements (the "private placement"), we entered into a placement agency agreement, dated September 2, 1998, with Spencer Trask. Pursuant to the placement agency agreement, Spencer Trask received a fee equal to 10% of the aggregate offering price for our common stock sold in the private placement. In addition, we issued to Spencer Trask the Spencer Trask Warrants. See "Description of Securities-Spencer Trask Warrants and Similar Warrants." Spencer Trask, together with its affiliates, holds an aggregate of 1,686,461 shares of our common stock and warrants to purchase 880,427 shares of our common stock.

     Mr. Bevilacqua, together with his wife, Therese Mrozek, currently a partner in the law firm of Brobeck, Phleger & Harrison LLP, purchased 2,788 shares of our common stock in the private placement for an aggregate purchase price of $5,000 and Brobeck, Phleger & Harrison LLP purchased 27,880 shares for an aggregate purchase price of $50,000.

     Spencer Trask Investors and Mr. Keller, upon the commencement of the private placement, loaned $200,000 and $100,000, respectively, to us pursuant to convertible promissory notes which bore interest at 8% per annum and matured at the earlier of the first closing of the private placement or 12 months from the date of the notes. Spencer Trask converted the $200,000 note into 111,520 shares of our common stock on December 31, 1998 and we paid the $100,000 note held by Mr. Keller on that same date. In addition, Spencer Trask Investors was issued, upon the commencement of the private placement, a warrant to purchase 55,760 shares of our common stock at $1.79 per share, and Mr. Keller was issued a warrant to purchase 27,880 shares of our common stock at $1.79 per share. See "Description of Securities - Spencer Trask Warrants and Similar Warrants."

     On December 31, 1998, in consideration of tangible and intangible assets, we sold to Corel Corporation 2,167,114 shares of our common stock and a warrant to purchase up to 216,711 shares of our common stock. We also granted Corel the right to appoint a nominee to our board and registration. See "Description of Securities-Corel Warrant and Similar Warrant."

     In consideration of consulting services performed in connection with the merger between us and GraphOn-CA, we issued to Spencer Trask Class A redeemable common stock purchase warrants to purchase an aggregate of up to 250,000 shares of our common stock at an exercise price of $5.50 per share, and pay Spencer Trask up to $575,000.

     In June 1996, we issued an aggregate of 625,000 shares of our common stock at a price of $.0001 per share, as follows: 150,000 shares to Lawrence Burstein, one of our directors, 25,000 shares to Unity VCA, an affiliate of Mr. Burstein, 136,500 shares to the three other then directors of GraphOn and their affiliates, and 313,500 shares to various other persons.

     In June 1996, we issued 58,334 and 141,666 Class A and a like number of Class B warrants to Mr. Burstein and the three other then directors of GraphOn in consideration for future services to be rendered by such persons on behalf of us. Such warrants are identical to our Class A and Class B redeemable warrants offered and sold in our initial public offering but are not redeemable by us.

     We paid Unity VCA between June 1996 and July 1999 a monthly fee of $7,500 for general and administrative services. Such fee included the use of approximately 500 square feet of office space in premises occupied by Unity VCA. Dalessio Miliner & Leben ("DML"), an accounting firm which is an affiliate of a then director of us, affords Unity VCA the use of such space at a monthly rental of $2,000. Mr. Burstein and two other then directors of GraphOn are each directors and stockholders of Unity VCA. The agreement with Unity VCA has been terminated.

     Unity VCA had made non-interest demand loans aggregating approximately $50,000 to us as of the November 12, 1996 to cover expenses incurred by us in connection with our initial public offering. We repaid these loans out of the proceeds of our initial public offering.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information known to us as of December 3, 1999, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of our common stock held by

     . each person known by us to be the owner of 5% or more of the outstanding shares of our common stock;

     .    each of our directors; and

     .    all of our executive officers and directors as a group.

     Unless otherwise indicated, the address for each stockholder is c/o GraphOn Corporation, 150 Harrison Avenue, Campbell, CA 95008.

                                                               Number of Shares
                                                              Beneficially Owned (1)         Percent of Class
                                                             -------------------------      -----------------
Corel Corporation (2)................................               2,383,825                     20.76%
   1600 Carling Avenue
   Ottawa, Ontario
   K1Z 8R7, Canada
Spencer Trask Holdings, Inc. (3)......................              1,686,461                     19.48%
   535 Madison Avenue
   New York, NY 10022
Walter Keller (4) ...................................               1,005,582                      9.15%
Robert Dilworth  ....................................                  41,820                      *
August P. Klein  ....................................                  55,760                      *
Michael O'Reilly (2) ................................               2,383,825                     20.76%
Robin Ford (5) ......................................                 641,240                      5.69%
Vince Pfeifer (6) ...................................                  19,143                      *
Edmund Becmer (7) ...................................                   9,293                      *
Eric Lefebvre(8)  ...................................                   3,666                      *
Lawrence Burstein(9).................................                 291,668                      2.56%
Marshall C. Phelps, Jr...............................
All executive officers and directors as a group                     4,479,877                     38.47%
   (10 persons) (10)..................................

___________
*    Denotes less than 1% of our outstanding common stock

(1) As used in this prospectus, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to invest or dispose, or direct the investment or disposition, of a security. Except as otherwise indicated, all persons named in this prospectus have sole voting power and investment power with respect to their respective shares of our common stock, except to the extent that authority is shared by spouses under applicable law, and record and beneficial ownership with respect to their respective shares of our common stock. With respect to each stockholder, any shares issuable upon exercise of all options and warrants held by such stockholder that are currently exercisable or will become exercisable within 60 days of December 3, 1999 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Percentage ownership of our common stock is based on 11,266,302 shares of our common stock outstanding as of December 3, 1999.

(2) Includes 2,167,114 shares of common stock and a warrant exercisable for up to 216,711 shares of our common stock at an exercise price of $1.79 per share held by Corel. Mr. O'Reilly, who resigned as one of our directors in December 1999, was Corel's nominee on our board. Mr. O'Reilly, who was formerly the Executive Vice President, Finance, Chief Financial Officer and Treasurer of Corel, left Corel's employ contemporaneously with his resignation from our board. Mr O'Reilly disclaims beneficial ownership of any of these shares.

(3) Includes 94,792 shares held by Spencer Trask, 717,631 shares held by Kevin Kimberlin Partners, L.P. ("KKP"), an affiliate of Spencer Trask Holdings, Inc., the 100% owner of Spencer Trask, 37,638 shares and warrants exercisable for up to an aggregate of 66,900 shares of our common stock at an exercise price of $1.79 per share held by William P. Dioguardi, the President of the Spencer Trask, three warrants exercisable for up to an aggregate of 58,971 shares of our common stock at an exercise price of $1.79 per share held by KKP, a warrant exercisable for up to an aggregate of 12,261 shares of our common stock at an exercise price of $1.79 per share held by Kevin Kimberlin, a general partner of KKP and a majority holder of Spencer Trask Holdings, four warrants exercisable for up to an aggregate of 242,293 shares of our common stock at an exercise price of $1.79 per share held by Spencer Trask Holdings and 250,000 warrants exercisable for up to an aggregate of 250,000 shares of our common stock at an exercise price of $5.50 held by Spencer Trask. Excludes 324,667 shares of our common stock issuable upon exercise of the Spencer Trask Warrants in which Spencer Trask has no beneficial interest. See "Description of Securities-Spencer Trask Warrants and Similar Warrants."

(4) Includes 418,200 shares of our common stock placed in escrow with Brobeck, Phleger & Harrison LLP ("BPH"), as escrow agent, to be sold to Spencer Trask Investors on January 20, 2000. During the escrow period, Mr. Keller cannot sell or otherwise transfer such shares but retains all other stockholder rights, including, without limitation, the right to vote such shares. Also includes a warrant exercisable for up to 27,880 shares of our common stock at an exercise price of $1.79 per share and 22,304 shares of our common stock held by relatives of Mr. Keller who, at the option of Spencer Trask, can be required to enter into a voting agreement granting Mr. Keller the right to vote such shares. Mr. Keller and Ms. Ford are husband and wife. See footnote 5 below.

(5) Includes 418,200 shares of our common stock placed in escrow with BPH, as escrow agent, to be sold to Spencer Trask Investors on January 20, 2000. During the escrow period, Ms. Ford cannot sell or otherwise transfer such shares but retains all other stockholder rights, including, without limitation, the right to vote such shares. Also includes 16,728 shares held by relatives of Ms. Ford who, at the option of Spencer Trask, can be required to enter into a voting agreement granting Ms. Ford the right to vote such shares. Mr. Keller and Ms. Ford are husband and wife. See footnote 4 above.

(6) Includes options exercisable for up to 5,203 shares of our common stock at an exercise price of $1.52 per share.

(7) Includes options exercisable for up to 9,293 shares of our common stock at an exercise price of $1.52 per share.

(8) Includes options exercisable for up to 3,666 shares of our common stock at an exercise price of $1.52 per share.

(9) Includes 25,000 shares of our common stock owned by Unity VCA, over which shares Mr. Burstein shares voting and investment power. Also includes 58,334 shares issuable upon exercise of Class A warrants and 58,334 shares issuable upon exercise of Class B warrants.

(10) See footnotes 3 through 7 above. Includes warrants held by Mr. Keller and Corel exercisable for up to 244,591 shares of our common stock at an exercise price of $1.79 per share and options exercisable for up to 18,162 shares of our common stock held by three of our officers.

                              SELLING STOCKHOLDER

     The registration statement, of which this prospectus forms a part, relates to our registration, for the account of the selling stockholder, of an aggregate of 300,000 shares of our common stock underlying warrants issued to the selling stockholder in October 1999. These shares are being registered pursuant to registration rights granted by us to the selling stockholder in connection with its acquisition of these warrants.

     We believe, based on information supplied by the selling stockholder, that except as noted, it has sole voting and investment power with respect to all shares of common stock which it beneficially owns. The last column in this table assumes the sale of all of our shares offered by this prospectus.

                                    Number of         Number of
                                      Shares           Shares
                                   Beneficially      Offered by             Number of Shares Beneficially
                                   Owned Prior         Selling                  Owned After Offering
                                                                            ----------------------------
Name of Selling Stockholder        to Offering       Stockholder                Number         Percent
------------------------------    --------------    --------------          ------------      ----------
Super Tech Holdings Limited.....      300,000           300,000                  --               --%

     The sale of the selling stockholder's shares may be effected from time to time in transactions, which may include block transactions by or for the account of the selling stockholder, in the over-the-counter market or in negotiated transactions, or through the writing of options on the selling stockholder's shares, a combination of these methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

     The selling stockholder may effect the transactions by selling its shares directly to purchasers, through broker-dealers acting as agents for the selling stockholder, or to broker-dealers who may purchase shares as principals and thereafter sell the selling stockholders's shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. In effecting sales, brokers and dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales. The selling stockholder may enter into hedging transactions with broker-dealers, and in connection with these transactions, broker-dealers may engage in short sales of the shares. The selling stockholder may also sell shares short and deliver these shares to close out their short positions. Selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of these shares to the broker-dealers, who may then resell or otherwise transfer such shares. The selling stockholder may also pledge these shares to a broker-dealer who, upon a default, may sell or otherwise transfer these shares.

     These broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchaser for whom such broker-dealers may act as agents or to whom they may sell as principals or both, which compensation as to a particular broker-dealer may be in excess of customary commissions.

     The selling stockholder and broker-dealers, if any, acting in connection with these sales might be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

     We have advised the selling stockholder that during such time as it may be engaged in a distribution of the common stock covered by this prospectus it will be required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     Sales of any shares of our common stock by the selling stockholder may depress the market price of our common stock.

     Any securities covered by this prospectus that qualify for sale pursuant to SEC Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

     There can be no assurance that the selling stockholder will sell any or all of the shares of common stock covered by this prospectus.

                           DESCRIPTION OF SECURITIES

General

     We are authorized to issue 45,000,000 shares of common stock, par value $.0001 per share, and 5,000,000 shares of "blank check" preferred stock, par value $.01 per share. As of December 3, 1999, 11,266,302 shares of our common stock were outstanding, held of record by 257 persons. No shares of our preferred stock currently are outstanding.

Common Stock

     The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over our common stock. Holders of our common stock, as such, have no conversion, redemption, preemptive or other subscription rights. All of the outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

     Our certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. Our preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us subsequent to the effective time. Although we do not currently intend to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Dividends

     We do not presently intend to pay any cash dividends as all available cash will be utilized to further the growth of our business for the proximate future thereafter. The payment of any cash dividends will be in the discretion of our board and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board.

Transfer Agent

     The transfer agent for the our common stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

IPO Warrants

     As of December 3, 1999, there were 1,056,949 Class A redeemable warrants and 1,249,799 Class B redeemable warrants (collectively, the "IPO warrants") outstanding, held of record by 6 and 7 persons.

     Each Class A redeemable warrant entitles the registered holder to purchase one share of our common stock at a price of $5.50 per share, subject to adjustment, for a period of five years commencing on July 12, 1999. Each Class B redeemable warrant entitles the registered holder to purchase one share of our common stock at a price of $7.50 per share, subject to adjustment, for a period of five years commencing on July 12, 1999.

     We may call the Class A redeemable warrants and the Class B redeemable warrants for redemption, each as a class, in whole and not in part, at our option, at a price of $.05 per IPO warrant at any time upon not less than 30 days' prior written notice, provided that the reported high bid price of our common stock equals or exceeds $8.50 per share with respect to the Class A warrants, and $10.50 per share with respect to the Class B warrants, for the 20 consecutive trading days immediately prior to the notice of redemption to warrantholders. The warrantholders shall have exercise rights until the close of business on the date fixed for redemption. On December 21, 1999, we called the warrants for redemption as the price of our common stock had satisfied the redemption criteria. We fixed January 24, 2000 as the redemption date. As of January 3, 2000, 506,679 Class A redeemable warrants and 813,724 Class B redeemable warrants remained outstanding and unexercised.

     The IPO warrants are issued in registered form under a warrant agreement between us and American Stock Transfer & Trust Company, as warrant agent.

     The exercise price and number of shares of our common stock issuable on exercise of the IPO warrants are subject to adjustment, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of us. However, the IPO warrants are not subject to adjustment for issuances of our common stock at a price below their respective exercise prices.

     We have the right, in our sole discretion, to decrease the exercise price of the IPO warrants for a period of not less than 30 days on not less than 30 days' prior written notice to the warrantholders. In addition, we have the right, in our sole discretion, to extend the expiration date of the IPO warrants on five business days' prior written notice to the warrantholders.

     The IPO warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price to the warrant agent for the number of IPO warrants being exercised. Payment of the exercise price is by certified check, payable to us. The warrantholders do not have the rights or privileges of holders of our common stock.

     No IPO warrants will be exercisable unless at the time of exercise we have filed with the SEC a current prospectus covering the shares of our common stock issuable upon exercise of IPO warrants and such shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of such IPO warrants. We will use our best efforts to have all shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the IPO warrants, subject to the terms of the warrant agreement. While it is our intention to do so, there is no assurance that we will be able to do so.

     No fractional shares will be issued upon exercise of the IPO warrants. However, if a warrantholder exercises all IPO warrants then owned of record by him, we will pay to such warrantholder, in lieu of the issuance of any fractional share which otherwise is issuable to such warrantholder, an amount in cash based on the market value of our common stock on the last trading day prior to the exercise date.

     Upon consummation of our merger with GraphOn-CA, we issued to Spencer Trask 250,000 Class A redeemable common stock purchase warrants exercisable for an aggregate of up to 250,000 shares of our common stock at an exercise price of $5.50 per share. The terms of the warrants are substantially the same as the terms of the Class A redeemable warrants described above, except that the warrants will not be redeemable until the reported high bid price of our common stock equals or exceeds $15.00 per share for the 20 consecutive trading days immediately prior to the notice of redemption to the warrantholders.

Underwriters' IPO Securities

     In connection with our initial public offering, we sold to GKN Securities Corp. and Gaines, Berland Inc., the underwriters of our initial public offering, for nominal consideration, the right to purchase up to an aggregate of 125,000 units (the "Underwriters' IPO Securities"). Each unit issuable upon exercise of the Underwriters' IPO Securities consists of one share of our common stock, one Class A warrant and one Class B warrant (the Class A warrants and the Class B warrants are collectively referred to in this prospectus as the "Warrants"). The Warrants are identical to the IPO warrants described above except that the Warrants cannot be redeemed. The Underwriters' IPO Securities are exercisable initially at $6.60 per unit (the "Exercise Price") for a period of five years commencing on November 12, 1996. The Underwriters' IPO Securities contain anti-dilution provisions providing for adjustment of the exercise price upon the occurrence of certain events including the issuance of shares of our common stock or other securities convertible into or exercisable for shares of our common stock at a price per share less than the exercise price, or in the event of any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction.

     We also agreed at the time of the issuance of the Underwriters' IPO Securities to use our best efforts to maintain an effective registration statement with respect to the Underwriters' IPO Securities and the underlying units. In addition, the Underwriters' IPO Securities grant to the holders of the securities "piggy back" and "demand" rights for periods of seven and five years from November 12, 1996 with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the Underwriters' IPO Securities.

     As of January 3, 2000, all of the Underwriters' IPO Securities had been exercised.

Directors' Warrants

     In June 1996, we issued 58,334 and 141,666 Class A and a like number of Class B warrants to Mr. Burstein and the three other then directors of GraphOn in consideration for future services to be rendered by such persons on our behalf. Such warrants are identical to our Class A and Class B redeemable warrants offered and sold in our initial public offering but are not redeemable by us.

Spencer Trask Warrants and Similar Warrants

     We issued 575,763 warrants to Spencer Trask to purchase up to an aggregate of 575,763 shares of our common stock in January 1999. Spencer Trask subsequently transferred its interests in 324,667 of such warrants to nonaffiliated parties. The exercise price of such warrants is $1.79 per share. The Spencer Trask warrants are exercisable until January 27, 2006. The exercise price and number of shares of our common stock issuable on exercise of the warrants are subject to adjustment in particular circumstances, including in the event of a stock dividend, recapitalization, subdivision or consolidation of us, or issuance of our common stock, or options, rights or warrants to subscribe for shares of our common stock, or securities convertible into or exchangeable for shares of our common stock, at a price below their respective exercise prices.

     The Spencer Trask warrants may be exercised upon surrender of the certificate evidencing the respective warrant on or prior to the expiration date at the offices of us, with the annexed exercise form completed and executed as indicated, accompanied by full payment of the exercise price to us for the number of warrant shares being exercised. The exercise price may be paid by certified or official bank check, in shares of our common stock or by the "net issuance" method. The holders of Spencer Trask warrants do not have the rights or privileges of holders of our common stock. No fractional shares will be issued upon exercise of such warrants. However, we will pay to such warrantholder, in lieu of the issuance of any fractional share which otherwise is issuable to such warrantholder, an amount in cash based on the fair market value of our common stock as determined in good faith by our board.

     Spencer Trask Investors, an affiliate of Spencer Trask, and Mr. Keller hold warrants exercisable for up to 55,760 and 27,880 shares of our common stock, the terms of which are substantially the same as those of the Spencer Trask warrants.

Corel Warrant and Similar Warrant

     Corel and one additional stockholder holding less than 1% of the outstanding shares of our common stock hold an aggregate of two warrants to purchase up to 216,711 and 676 shares of our common stock. The exercise price of such warrants is $1.79 per share, and they are exercisable until December 18, 2003. The exercise price and number of shares of our common stock issuable on exercise of such warrants are subject to adjustment in particular circumstances, including in the event of a stock dividend, subdivision or combination of our capital stock, reclassification, capital reorganization or change in our capital stock, or consolidation, merger or sale of all or substantially all of our assets. Such warrants may be exercised upon surrender of the certificates evidencing them, with the annexed exercise form completed and executed as indicated, accompanied by full payment of the exercise price to us for the number of warrant shares being exercised. The exercise price may be paid by cash or check or by the "net issuance" method. Holders of the warrants, as such, are not entitled to the rights or privileges of holders of our common stock. No fractional shares will be issued upon exercise of such warrants. However, we will pay to such warrantholders, in lieu of the issuance of any fractional share which otherwise is issuable to such warrantholders, an amount in cash based on the fair market value of our common stock as determined in good faith by the our board.

Shares Eligible for Future Sale

     We cannot predict the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of our common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

     As of the date of this prospectus, there are 11,266,302 shares of our common stock outstanding and 5,781,011 shares issuable upon exercise of outstanding options and warrants. Restrictions under the securities laws and lock-up agreements prevent the immediate sale in the public market of 9,435,383 of such shares of common stock. However, approximately 7,800,000 of these restricted shares became available for sale on January 10, 2000.

                                 Legal Matters

     The validity of the shares of our common stock covered by this prospectus has been passed upon by Cooperman Levitt Winikoff Lester & Newman, P.C., New York, New York. Certain members of this firm own shares of our common stock.

                                    Experts

     Our financial statements as of December 31, 1998, 1997 and for the years ended December 31, 1998, 1997 and 1996 and related schedules included in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in this prospectus, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                             Available Information

     We have filed with the SEC a registration statement on Form S-1, including all amendments, exhibits, schedules and supplements thereto, under the Securities Act and the rules and regulations thereunder for the regulations thereunder, for the registration of the our common stock offered hereby. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the common stock offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the Securities and Exchange Commission at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 3475 Lenox Road, N.E., Suite 1000, Atlanta, Georgia 30326-1232. Copies of such material may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. You can also review such material by accessing the SEC's Internet web site at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

                             Additional Risk Factor

[Our public warrants may not be exercised if a current prospectus covering the underlying shares is not available

     Holders of warrants that we issued in our initial public offering cannot exercise such warrants and then sell the underlying shares of our common stock in the absence of an effective registration statement. The warrants are not exercisable unless, at the time of exercise, we have a current prospectus covering the shares of common stock issuable upon exercise of the warrants, and the shares have been registered, qualified or are deemed to be exempt from registration under the securities laws of the state of residency of the warrantholder. Although we have agreed with the underwriter of our initial public offering to use our best efforts to keep a registration statement covering the shares underlying such warrants effective for the life of the warrants, if we fail to do so, the warrants may be deprived of their value. Maintaining such a registration statement may be very costly over the life of the warrants.]

                         INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report.................................    F-2

Balance Sheets as of December 31, 1998 and 1997..............    F-3

Statements of Operations and Comprehensive Income
as of December 31, 1998 and 1997.............................    F-4

Statements of Stockholders' Equity for the years ended
December 31, 1998, 1997 and 1996.............................    F-5

Statements of Cash Flows as of December 31, 1998 and 1997....    F-6

Summary of Accounting Policies...............................    F-7

Notes to Financial Statements................................    F-10

Balance Sheets as of September 30, 1999 (unaudited) and
December 31, 1998............................................    F-20

Statements of Operations and Comprehensive Income
as of September 30, 1999 and September 30, 1998 (unaudited)..    F-21

Statements of Stockholders' Equity for the nine months
ended September 30, 1999 (unaudited).........................    F-22

Statements of Cash Flows as of September 30, 1999 and
September 30, 1998 (unaudited)...............................    F-23

Notes to Financial Statements (unaudited)....................    F-24

                         Independent Auditors' Report


Stockholders and Board of Directors
GraphOn Corporation
Campbell, California

     We have audited the accompanying balance sheets of GraphOn Corporation as of December 31, 1998 and 1997 and the related statements of operations and comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GraphOn Corporation as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                               /s/ BDO Seidman, LLP
                               BDO Seidman, LLP

San Jose, California
February 25, 1999, except with respect to matters discussed in Note 6 as to which the date is May 30, 1999.

                              GraphOn Corporation
                                Balance Sheets

                                                                                                    December 31,
                                                                                             ----------------------------
                                                                                                1998              1997
                                                                                             -----------       ----------
                                    Assets
Current Assets:
  Cash and cash equivalents (Note 8)..........................................               $  1,798,400      $  302,800
  Accounts receivable, net of allowance for doubtful accounts of
   $25,000, $25,000 and $0, respectively (Notes 8 and 9)......................                    564,700         308,100
  Available-for-sale securities (Notes 1 and 8)...............................                         --           8,600
  Prepaid expenses and other assets...........................................                     32,100          18,300
                                                                                             ------------      ----------
Total Current Assets.........................................................                   2,395,200         637,800
                                                                                             ------------      ----------
Property and Equipment, net (Notes 2 and 3)..................................                     423,300          50,300

Purchased Technology, net (Note 3)...........................................                   3,645,400             --

Capitalized Software, net....................................................                      74,200          43,200

Deferred Compensation Expense (Note 6).......................................                     566,000             --

Other Assets.................................................................                       6,400           2,000
                                                                                             ------------      ----------
                                                                                             $  7,110,500      $  733,300
                                                                                             ============      ==========

                     Liabilities And Stockholders' Equity

Current Liabilities:
  Convertible note payable (Notes 5, 6 and 13)................................               $    475,000      $       --
  Accounts payable............................................................                    115,700          28,400
  Accrued expenses (Note 4)...................................................                    498,900         142,900
  Deferred revenue............................................................                    112,600         443,800
                                                                                             ------------      ----------
Total Current Liabilities.....................................................                  1,202,200         615,100

Commitments, Contingencies and Subsequent Events (Notes 5, 6, 10, 11,
  and 13).....................................................................
Stockholders' Equity (Notes 5, 6, and 13).....................................
  Preferred stock, no par value, 5,000,000 shares authorized, no
    shares issued and outstanding.............................................                         --              --
  Common stock, no par value, 50,000,000 shares authorized,
    16,363,959, 14,294,003 and 6,000,000 shares issued and
    outstanding...............................................................                  8,431,500         505,000
  Accumulated other comprehensive income (Notes 1 and 8)......................                         --         (12,100)
  Accumulated deficit.........................................................                 (2,523,200)       (374,700)
                                                                                             ------------      ----------
Stockholders' Equity..........................................................                  5,908,300         118,200
                                                                                             ------------      ----------

                                                                                             $  7,110,500      $  733,300
                                                                                             ============      ==========

    See accompanying summary of accounting policies and notes to financial statements.

                              GraphOn Corporation

               Statements of Operations and Comprehensive Income

             For the Years Ended December 31, 1998, 1997 and 1996


                                                                 Years ended December 31,
                                                           ---------------------------------------
                                                              1998          1997          1996
                                                           -----------   -----------   -----------
Revenues (Notes 8 and 9):
 Product sales...........................................   $  608,700    $  480,000    $  505,000
 Maintenance.............................................      320,300         8,200        75,000
 OEM licenses............................................    1,184,800     1,437,900        14,800
 Training................................................       10,400            --            --
                                                           -----------   -----------   -----------
Total Revenues...........................................    2,124,200     1,926,100       594,800

Cost of Revenues (Note 10):
 Product sales...........................................       28,500        43,500       261,300
 Maintenance.............................................       22,200        16,600        12,800
 OEM licenses............................................      293,500       403,200        61,500
                                                           -----------   -----------   -----------
Total Cost of Revenues...................................      344,200       463,300       335,600

Gross Profit.............................................    1,780,000     1,462,800       259,200
                                                           -----------   -----------   -----------
Operating Expenses:
 Selling and marketing...................................    1,440,300       827,300       192,700
 General and administrative (Notes 6 and 10).............    1,118,600       324,700       218,900
 Research and development................................      840,200       190,500        41,700
                                                           -----------   -----------   -----------
Total Operating Expenses.................................    3,399,100     1,342,500       453,300
                                                           -----------   -----------   -----------
(Loss) Income From Operations............................   (1,619,100)      120,300      (194,100)

Other Income (Expense):
 Interest and other income...............................        9,800         7,200         6,400
 Interest expense (Note 6)...............................     (521,900)       (2,100)           --
 Loss on sale of available-for-sale securities
  (Note 1)...............................................      (16,500)           --            --
                                                           -----------   -----------   -----------
(Loss) Income Before Provision for Income
   Taxes ................................................   (2,147,000)      125,400      (187,700)
Provision for Income Taxes (Note 7) .....................          800           900           800
                                                           -----------   -----------   -----------
Net (Loss) Income........................................   (2,148,500)      124,500      (188,500)
                                                           -----------   -----------   -----------

Other Comprehensive Income (Loss), net of tax
 Unrealized holding gain (loss) on investment
  (Note 1) ..............................................       12,100        (8,100)        7,500
                                                           -----------   -----------   -----------
Comprehensive (Loss) Income..............................  $(2,136,400)  $   116,400   $  (181,000)
                                                           ===========   ===========   ===========
Basic and Diluted (Loss) Earnings per
 Common Share............................................  $     (0.32)  $      0.02   $     (0.03)
                                                           ===========   ===========   ===========
Weighted Average Common Shares Outstanding...............    6,762,667     6,000,000     6,000,000
                                                           ===========   ===========   ===========

    See accompanying summary of accounting policies and notes to financial statements

                              GraphOn Corporation

                      Statements of Stockholders' Equity

             For the Years Ended December 31, 1998, 1997 and 1996

                            (Notes 1,2,3,6 and 13)


                                                         Common Stock           Accumulated
                                                  ------------------------     Comprehensive         Accumulated
                                                    Shares        Amount          Income               Deficit          Total
                                                  ----------    ----------     -------------         -----------      -----------
Balances, December 31, 1995...................     6,000,000    $  505,000     $    (11,500)         $  (310,700)      $  182,800
Change in market value of available-for-
  sale securities.............................            --            --            7,500                   --            7,500
Net loss......................................            --            --               --             (188,500)        (188,500)
                                                  ----------    ----------     ------------          -----------      -----------
Balances, December 31, 1996...................     6,000,000       505,000           (4,000)            (499,200)           1,800
Change in market value of available-for-
   sale securities............................            --            --           (8,100)                  --           (8,100)
Net income....................................            --            --               --              124,500          124,500
                                                  ----------    ----------     ------------          -----------      -----------
Balances, December 31, 1997...................     6,000,000       505,000          (12,100)            (374,700)         118,200
Change in market value of available-for-
   sale securities............................            --            --           12,100                   --           12,100
Compensation expense related to
   issuance of common stock and granted
   options....................................            --       667,600               --                   --          667,600
Interest expense related to issuance of
   common stock...............................            --       475,000               --                   --          475,000
Proceeds from employee stock purchase.........       508,500        38,100               --                   --           38,100
Proceeds from sale of common stock,
   net of offering costs of $564,700..........     3,699,000     2,659,300               --                   --        2,659,300
Issuance of common stock and warrants
   for property and equipment and
   purchased technology.......................     3,886,503     3,886,500               --                   --        3,886,500
Exchange of convertible notes payable.........       200,000       200,000               --                   --          200,000
Net loss......................................            --            --               --           (2,148,500)      (2,148,500)
                                                  ----------    ----------     ------------          -----------      -----------
Balances, December 31, 1998...................    14,294,003    $8,431,500     $         --          $(2,523,200)     $ 5,908,300
                                                  ==========    ==========     ============          ===========      ===========

    See accompanying summary of accounting policies and notes to financial statements.

                              Graphon Corporation

                           Statements Of Cash Flows

            For The Years Ended December 31, 1998, 1997  and 1996


                                                             (Note 12)

                                                                      Years Ended December 31,
                                                                -------------------------------------
                                                                   1998         1997          1996
                                                                ----------   ----------   -----------
Increase (Decrease) In Cash and Cash Equivalents

Cash Flows From Operating Activities:
 Net (loss) income...........................................   $(2,148,500)  $ 124,500    $(188,500)
 Adjustments to reconcile net (loss) income to net
  cash (used in) provided by operating activities:
 Depreciation and amortization...............................        65,200      31,000        1,100
 Allowance for doubtful accounts.............................        25,000          --           --
 Loss (gain) on sale of available-for-sale
  securities.................................................        16,500          --       (4,400)
 Compensation expense (Note 6)...............................       101,600          --           --
 Interest expense (Note 6)...................................       475,000          --           --
 Changes in operating assets and liabilities:
  Accounts receivable........................................      (281,600)    232,000     (461,700)
  Related party receivable...................................            --      34,400       (8,500)
  Prepaid expenses and other assets..........................       (13,900)       (400)      28,900
  Accounts payable...........................................        87,300      12,900       (1,800)
  Accrued expenses...........................................       356,000     137,000      (19,500)
  Deferred revenue...........................................      (331,200)   (358,300)     802,100
                                                                -----------   ---------    ---------
Net Cash (Used In) Provided By Operating Activities..........    (1,648,600)    213,100      147,700
                                                                -----------   ---------    ---------
Cash Flows From Investing Activities:
 Proceeds from sale of available-for-sale
  securities.................................................         4,300          --       40,500
 Purchase of available-for-sale securities...................            --          --      (20,700)
 Capitalization of software development costs................       (53,100)    (24,000)     (35,900)
 Capital expenditures........................................      (179,400)    (39,300)     (28,500)
 Other assets................................................            --          --           --
                                                                -----------   ---------    ---------
Net Cash Used In Investing Activities........................      (228,200)    (63,300)     (44,600)
                                                                -----------   ---------    ---------
Cash Flows From Financing Activities:
 Proceeds from convertible notes payable.....................       775,000          --           --
 Repayment of convertible notes payable......................      (100,000)         --           --
 Net proceeds from issuance of common stock..................     2,697,400          --           --
 Purchase and retirement of stock............................            --          --           --
                                                                -----------   ---------    ---------
Net Cash Provided By Financing Activities....................     3,372,400          --           --
                                                                -----------   ---------    ---------
Net Increase in Cash and Cash Equivalents....................     1,495,600     149,800      103,100

Cash and Cash Equivalents, beginning of the period...........       302,800     153,000       49,900
                                                                -----------   ---------    ---------
Cash and Cash Equivalents, end of the period.................   $ 1,798,400   $ 302,800    $ 153,000
                                                                ===========   =========    =========

    See accompanying summary of accounting policies and notes to financial statements.

                              GraphOn Corporation
                        Summary of Accounting Policies

Organization and Business

     GraphOn Corporation (the Company) was incorporated in the state of California in May 1982 and has headquarters in Campbell, California. The Company develops, markets, sells and supports server-based software that empowers a diverse range of desktop computing devices (desktops) to access server-based Windows and UNIX applications from any location, over network or Internet connections.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Marketable Securities

     The Company accounts for investments in marketable securities under the provisions of Statements of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under SFAS No. 115, securities are classified and accounted for as follows:

     - Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

     - Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

     - Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity.

Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years. Amortization of leasehold improvements is calculated using the straight-line method over the lesser of the lease term or useful lives of the respective asset, generally seven years.

Purchased Technology

     Purchased technology is to be amortized on a straight-line basis over the life of the related technology or five years, whichever is less.

Capitalized Software Costs

     Costs incurred internally in creating computer software products to be sold, leased, or otherwise marketed are charged to expense when incurred as research and development until technological feasibility has been established for the product. Thereafter, such costs are capitalized until the product is available for general release to customers and amortized based on either estimated current and future revenue for each product or straight-line amortization over the shorter of three years or the remaining estimated life of the product, whichever produces the higher expense for the period. As of December 31, 1998 and 1997, capitalized costs aggregated $113,000 and $59,800, with accumulated amortization of $38,800 and $16,600. For the three months ended March 31, 1999, no additional costs had been capitalized and accumulated amortization aggregated $48,200.

Revenue Recognition and Deferred Revenue

     In October 1997, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 97-2, Software Revenue Recognition, which generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element arrangement based on the relative fair values of the elements. If there is no evidence of the fair value for all the elements in a multiple element arrangement all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. In accordance with SOP 97-2, the Company recognizes revenue from the sale of software licenses when all the following conditions are met: the software has been shipped to the customer, no significant obligations remain, and collection is probable. Revenue from sale of maintenance agreements is recognized ratably over the term of the agreement. OEM (Original Equipment Manufacturer) licenses revenue is generally recognized as deliveries are made or at the completion of contractual billing milestones. Deferred revenue, resulting from maintenance and license agreements, aggregated $112,600 and $443,800 as of December 31, 1998 and 1997.

Advertising Costs

     The cost of advertising is expensed as incurred. Advertising costs for the years ended December 31, 1998, 1997 and 1996 and for the three month period ended March 31, 1999, were approximately $58,400, $60,000, $0, and $109,600, respectively.

Income Taxes

     Income taxes are calculated using the liability method of accounting for income taxes specified by SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are recognized for the tax consequences of temporary differences between the financial statements and income tax bases of assets, liabilities and carryforwards using enacted tax rates. Valuation allowances are established when necessary, to reduce deferred tax assets to the amount expected to be realized. Realization is dependent upon future pre-tax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in effect in future periods.

Fair Value of Financial Instruments

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents:

     The carrying amount reported in the balance sheet for cash and cash equivalents approximate fair value.

     Investment securities:

     The fair values of marketable debt and equity securities are based on quoted market prices.

     Short-term debt:

     The fair value of short-term debt is estimated based on current interest notes available to the Company for debt instruments with similar terms and maturities.

     As of December 31, 1998 and 1997, the fair values of the Company's financial instruments approximate their historical carrying amounts.

Long-Lived Assets

     Long-lived assets are assessed for possible impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable, or whenever management has committed to a plan to dispose of the assets. Such assets are carried at the lower of book value or fair value as estimated by management based on appraisals, current market value, comparable sales value, and undiscounted future cash flows as appropriate. Assets to be held and used affected by such impairment loss are depreciated or amortized at their new carrying amount over the remaining estimated life; assets to be sold or otherwise disposed of are not subject to further depreciation or amortization.

Stock-Based Incentive Programs

     SFAS No. 123, Accounting for Stock-Based Compensation, encourages entities to recognize compensation costs for stock-based employee compensation plans using the fair value based method of accounting defined in SFAS No. 123, but allows for the continued use of the intrinsic value based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. The Company continues to use the accounting prescribed by APB Opinion No. 25 and as such is required to disclose pro forma net income and earnings per share as if the fair value based method of accounting had been applied.

Adoption of New Accounting Pronouncements

     In February 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 132, Employer's Disclosure about Pensions and Other Postretirement Benefits, which standardizes the disclosure requirements for pension and other postretirement benefits. The adoption of SFAS No. 132 did not have a material impact the Company's current disclosures.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal years beginning June 15, 2000.

     Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard on July 1, 1999 to affect its financial statements.

Earnings Per Common Share

     In February 1997, the FASB issued SFAS No. 128, Earnings Per Share, which was effective December 28, 1997. Conforming to SFAS No. 128, the Company changed its method of computing earnings per share and restated all prior periods included in the financial statements. Under SFAS No. 128, the dilutive effect of stock options is excluded from the calculation of basic earnings per share.

Reclassifications

     Certain amounts in the 1997 financial statements have been reclassified to conform with the 1996 and 1998 presentation.

                              GraphOn Corporation

                         Notes to Financial Statements


1. Available-For-Sale Securities

     As of December 31, 1997, the Company held 4,000 shares of common stock in a publicly traded company. In 1998, the Company sold these shares and recorded a loss on the sale of $16,500. A summary of available-for-sale securities follows:


                                                                              December 31,
                                                                         ---------------------
                                                                           1998         1997
                                                                         ---------    --------
          Cost of securities.......................................       $    --     $ 20,700
          Less unrealized loss.....................................            --       12,100
                                                                         --------     --------
                                                                          $    --     $  8,600
                                                                         ========     ========

2. Property and Equipment

     Property and equipment consisted of the following:


                                                                               December 31,
                                                                         -----------------------
                                                                           1998           1997
                                                                         ---------     ---------
           Equipment................................................      $292,800       $61,700
           Furniture and fixtures...................................       175,600         2,300
           Leasehold improvements...................................        13,500         1,900
                                                                         ---------     ---------
                                                                           481,900        65,900


           Less accumulated depreciation and amortization...........        58,600        15,600
                                                                         ---------     ---------
                                                                          $423,300       $50,300
                                                                         =========     =========

3. Purchased Technology

     In December 1998, the Company issued 3,886,503 shares of common stock and 388,650 warrants to Corel Corporation in exchange for certain fixed assets and technology for the deployment of Windows NT applications through server based computing (Note 6). Based on the fair market value of the securities issued, as determined by the prices associated with the Private Placement Offering (Note
6), the aggregate purchase price was $3,886,500, which was allocated to the following respective assets based on their fair market value at the time of the transaction:

     Equipment...................................................................      $   77,100
     Furniture...................................................................         164,000
     Purchased technology........................................................       3,645,400
                                                                                       ----------
                                                                                       $3,886,500
                                                                                       ==========

                              GraphOn Corporation

3. Purchased Technology (Continued)



                                                                            December 31,
                                                                               1998
                                                                          --------------
          Purchased technology...........................                   $3,645,400
          Less accumulated amortization..................                           --
                                                                            ----------
                                                                            $3,645,400
                                                                            ==========

4. Accrued Expenses

     Accrued expenses consisted of the following:

                                                                           December 31,
                                                                     -----------------------
                                                                        1998         1997
                                                                     ----------   ----------
          Payroll and related expenses...................            $  140,600   $   34,400
          Professional fees..............................               180,000       35,000
          Accrued payroll taxes..........................                76,700           --
          Royalties......................................                65,300       46,100
          Other..........................................                36,300       27,400
                                                                     ----------   ----------
                                                                     $  498,900   $  142,900
                                                                     ==========   ==========

5. Convertible Note Payable

    In March 1998 the Company issued a convertible note payable for $475,000 to an affiliate (the Agent Affiliate) of the placement agent dated September 2, 1998 for the Company's subsequent private placement offering of common stock (the Offering). The convertible note bears interest at 10% and is due upon the earlier date of the Company raising between $2,500,000 and $3,000,000 in the Offering or six months after its commencement. The note is convertible into shares of common stock at $1.00 per share at the option of the note holder (Note
13).

    In September 1998, the Agent Affiliate and the Company's CEO loaned $200,000 and $100,000, respectively, to the Company pursuant to convertible promissory notes bearing interest at 8% per annum, which mature at the earlier of the first closing of the Offering or 12 months from the date of the notes. Such notes, at the option of the lender, may be converted into shares of common stock at $1.00 per share. In connection with this transaction, the Agent Affiliate and CEO were issued warrants to purchase 100,000 and 50,000 shares, respectively, at $1.00 per share (Note 6).

    On December 31, 1998, the loan by the Agent Affiliate was converted into 200,000 shares of common stock. Also on December 31, 1998, the Company repaid the $100,000 loan from the CEO, plus accrued interest.

                              GraphOn Corporation

6.  Stockholders' Equity

    Prior Bankruptcy

    In November 1991, the Company filed a Voluntary Petition for Relief under Chapter 11 of the Bankruptcy Code. At that time, the Company had indebtedness in excess of $2.3 million and had 1,624,940 voting shares of common stock outstanding. In July 1994, the Company's plan of reorganization under Chapter 11 (the Reorganization Plan) was confirmed.

    At the time of the confirmation of the Reorganization Plan, all shares of stock, options, and warrants outstanding were canceled. In addition, the Reorganization Plan provided for the issuance of 100 shares of the Company's reorganized common stock in exchange for waiver of certain unsecured claims against the Company by its then, and current, CEO.

    In addition, all administrative claims, priority claims, and allowed claims in the administrative convenience class (generally, those under $200) were paid in full. Unsecured creditors are to receive payment of 50% of the gross royalties received by the Company from certain licensees up to the amount of their total liability, through the year 2000. However, the largest unsecured creditor will receive payments of 50% of the gross royalties received by the Company from the revenue from certain licensees until its claim is paid in full. The remaining 50% of the gross royalties received by the Company from these certain licensees was available to the Company to conduct its ongoing operations. As of December 31, 1998, the Company does not expect to pay any additional significant amounts under the Reorganization Plan. Accordingly, the amounts are treated as included in the relief of debt as part of the bankruptcy confirmed in 1994.

    The Company believes that its royalty payment obligations under the bankruptcy court order relate only to licenses in place as of July 11, 1994. However, there is no assurance that the court will not interpret the obligation of the Company to include making payments from royalties earned from subsequent licenses or licenses that it may secure in the future, or that its current technology will not be deemed derivative of its technology existing at July 11, 1994.

    Consequently, there can be no assurance that the Company will not be required to repay the creditors referenced in the bankruptcy proceedings to the full amount of its liability of approximately $2,230,000. In addition, there is no guarantee that a creditor will not attempt to assert a claim for royalties from subsequent licenses, which could be costly and could have a material adverse effect on the Company's business, financial condition, and/or results of operations.

    Common Stock

    In January 1998, the CEO personally sold 440,016 shares of his stock to various employees and directors of the Company at a price of $0.02, the then fair market value of the stock, and in May and August, 193,238 additional shares at $0.075. The ownership of these shares vest over approximately four years with the CEO having the right to repurchase non-vested shares upon termination of employment. In May 1998, the Company issued and sold 508,500 shares under the Stock Grant Program, at $0.075 and granted 20,000 options, under Stock Option Plan, at $0.075 to employees of the Company which also vest over a four year period. The shares sold and options granted from March 1998 forward were ascribed a fair market value of $1.00 per share, the price at which the Company offered its shares through a private placement stock offering in September 1998.

    The Company recognized $667,600 in deferred compensation expense associated with the sale of the above securities, to be amortized over the vesting period of the underlying securities.

                              GraphOn Corporation

6.  Stockholders' Equity (Continued)

    In accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, the Company recorded, in General and Administrative expense, $101,600 of compensation costs for the year ended December 31, 1998 and $41,700 for the three months period ended March 31, 1999.

    In March 1998, the Company sold 500,000 shares of common stock for cash proceeds of $25,000 to the Agent Affiliate, concurrent with the issuance of convertible notes for $475,000. During 1998, the Company recognized interest expenses of $475,000 relating to this transaction.

    In July 1998, the Company's Board of Directors declared a 60,000 to 1 stock split. All references to number of shares and per share data in the financial statements have been adjusted to reflect the stock split on a retroactive basis.

    In September 1998, the Company offered shares of its common stock through a private placement stock offering (the Offering). The Offering established a minimum and maximum offering of 2,500,000 and 4,500,000 shares of common stock, respectively, at $1.00 per share, plus an additional 675,000 shares in the event of over-subscriptions. As part of the Offering, the placement agent received warrants to purchase 20,000 shares of common stock at $1.00 per share for each 100,000 shares sold through the Offering.

    Pursuant to a Subscription Agreement, executed by each investor who purchased shares of the Company's common stock in connection with the first closing of the Offering (the First Closing Investors), each First Closing Investor holds the right to purchase his pro rata portion of any securities issued by the Company for cash at an amount equal to the price, or other consideration, for which such securities were issued until such time as there is an initial public offering of the Company's securities. Such preemptive rights do not apply to any securities issued pursuant to options, warrants and rights and option plans existing at the time of the first closing. The investors who purchased common stock in connection with the second closing of the Offering, as well as certain of the First Closing Investors who agreed to amend their rights, hold the same right except that such right does not apply to securities issued by the Company in connection with, or in consideration of, (i) the Company's acquisition of another corporation or entity by consolidation, merger, purchase of all or substantially all of the assets or other business combination in which the Company is the surviving entity, provided such issuance is approved by a majority of the Board of Directors or (ii) any equipment or real property lease, loan, credit line, guaranty of indebtedness or acquisition of assets, other than cash but including intellectual property or other intangible assets.

    Additionally, in March 1998, the CEO and Executive Vice President of the Company entered into a contingent sale arrangement with respect to the sale of 3,500,000 shares of their common stock in the Company to the Agent Affiliate under non-recourse installment notes. Under the terms of the notes, $200,000 was due and paid with the commencement of the Offering, with $800,000; $1,000,000; and $1,500,000 being due and payable January 1999, July 1999 and January 2000, respectively (Note 13). The notes bear interest at 6%, payable quarterly, and are secured by the underlying pledged shares. The CEO and Executive Vice President retained voting privilege on these shares until fully paid for, and said shares revert back to the CEO and Executive Vice President in case of default by the Agent Affiliate.

    In December 1998, the Company issued 3,886,503 shares of common stock with an ascribed value of $3,886,500, and granted warrants to purchase 388,650 shares of common stock at $1.00 in exchange for certain fixed assets and technology. The terms of this purchase agreement also require that the

                              GraphOn Corporation

6.   Stockholders' Equity (Continued)

Company shall issue an additional 1,607,000 shares of common stock, for no additional consideration, on June 30, 2000, if the Company at that date has not completed an initial public offering of any of its equity securities or a merger or sale of all, or substantially all, of its assets. Should these contingent shares be issued, they will be valued at their fair market value at the time of such issuance with a resulting charge to the statement of operations.

     Stock Purchase Warrants

     As of December 31, 1998, the following common stock warrants were issued and outstanding:

                                                     Shares Subject     Exercise    Expiration
     Issued with respect to:                          to Warrant         Price         Date
     -----------------------                        --------------     --------    ------------
     Convertible notes............................       150,000         $1.00            (A)
     Private placement............................       639,800         $1.00            (A)
     Purchased technology.........................       388,650         $1.00        12/2003
                                                         =======         =====        =======

--------------------

(A) The warrants issued with respect to the convertible notes and the private placement expire upon earlier of three years after the closing date of a merger (Note 13), three years after the closing date of an IPO, or January 2006.

     Stock Grant Program

     In July 1998, the Company adopted a stock grant program (Stock Grant Program), which is restricted to employees, officers, and consultants of the Company. The Company has authorized the issuance of up to 1,300,000 shares of the Company's common stock in connection with the Stock Grant Program and the Stock Option Plan, discussed below. In May 1999, the number of shares authorized under the plan was increased by 2,700,000 shares to 4,000,000 shares.

     Under the Stock Grant Program, eligible individuals may, at the Plan Administrator's discretion, be issued shares of common stock directly, either through (a) the purchase of shares at a price not less than 85% of the estimated fair market value of the stock at the time of the issuance, or (b) as a bonus for past services rendered. Ownership of such shares generally vest over a four year period. During August 1998, the Company issued 508,500 shares under the Stock Grant Program.

     Stock Option Plan

     In July 1998, the Company adopted a Stock Option Plan (The Plan). The Plan is restricted to employees, officers, and consultants of the Company. Options granted under the Plan generally vest over four years and are exercisable over ten years. Non-satutory options are granted at prices not less than 85% of the estimated fair value of the stock on the date of grant as determined by the Board of Directors. Incentive options are granted at prices not less than 100% of the estimated fair value of stock on the date of grant. However, options granted to shareholders who own greater than 10% of the outstanding stock are established at no less than 110% of the estimated fair value of the stock on the date of grant.

                              GraphOn Corporation

6.   Stockholders' Equity (Continued)

     A summary of status of the Company's Stock Option Plan as of December 31, 1998, and changes during the year then ended is presented in the following table:

                                                                          Options  Outstanding
                                                                          --------------------
                                                                                     Weighted-
                                                                                      Average
                                                                                     Exercise
                                                                           Shares      Price
                                                                          --------   ---------
     Balances, December 31, 1997.....................................           --      $   --
     Shares reserved.................................................      791,500          --
     Granted.........................................................      (20,000)      0.075
                                                                           -------   ---------
     Balances, December 31, 1998.....................................      771,500      $0.075
                                                                           =======   =========
     Exercisable at year-end.........................................        2,664      $0.075
                                                                           =======   =========

     Weighted-average fair value of options granted during the period:                  $0.075
                                                                                     =========

     During the three months ended March 31, 1999, the Company granted 748,500 stock options at an average exercise price of $0.85 per share, which represented 85% of the estimated fair market value of the stock.

     The following table summarizes information about stock options outstanding as of December 31, 1998:

                           Options Outstanding                                       Options Exerccisable
----------------------------------------------------------------------------   --------------------------------
                                          Weighted-
                                           Average            Weighted-                             Weighted-
                                          Remaining            Average                               Average
 Range of Exercise       Number        Contractual Life     Exercise Price          Number        Exercise Price
      Price            Outstanding         (Years)             per Share          Exercisable        per Share
-------------------   -------------   ------------------   -----------------     -------------    -------------
$0.075 - $1.00           20,000            9.67                 $0.075               2,664            $0.075

     SFAS No. 123, Accounting for Stock-based Compensation, requires the Company to provide pro forma information regarding net (loss) income and (loss) earnings per share as if compensation cost for the Company's stock option plan had been determined in accordance with the fair value based method prescribed in SFAS No.123. The Company estimates the fair value of stock options at the grant date by using the Black-Scholes option pricing-model with the following weighted average assumptions used for grants in 1998: dividend yield of 0; expected volatility of 112%; risk-free interest rate of 5.7%; and expected lives of three years for all plan options. Under the accounting provisions of SFAS No. 123, the Company's pro forma net loss would have been $2,137,900, and the basic net loss per common share would have remained unchanged at $0.32.

7.   Income Taxes

     The provision for income taxes for the years ended December 31, 1998, 1997 and 1996 and for the three months ended March 31, 1999 and 1998 consist of minimum state taxes.

                              GraphOn Corporation

7.   Income Taxes (Continued)

     The following summarizes the differences between income tax expense and the amount computed applying the federal income tax rate of 34%:

                                                                                                      December 31,
                                                                                        --------------------------------------
                                                                                           1998           1997        1996
                                                                                        --------       -----------    --------
     Federal income tax at
       statutory rate............................................................       $(599,400)       $  41,600    $(63,800)
     State income taxes, net of
       federal benefit...........................................................        (102,400)           7,700     (11,500)
     Utilization of net operating
       loss carryforwards........................................................              --          (51,400)         --
     Tax benefit not currently
       recognizable..............................................................         697,700               --      75,300
     Other.......................................................................           4,900            3,000         800
                                                                                        ---------      -----------    --------
     Provision for income taxes..................................................       $     800        $     900    $    800
                                                                                        =========      ===========    ========

     Deferred income taxes and benefits result from temporary timing differences in the recognition of certain expenses and income items for tax and financial reporting purposes, as follows:

                                                                                                      December 31,
                                                                                                 ----------------------
                                                                                                    1998         1997
                                                                                                 ----------    ---------
     Net operating loss carryforward..................................................           $ 1,038,800   $ 452,900
     Tax credit carryforward..........................................................               112,100      22,800
     Capitalized software.............................................................               (29,600)    (17,200)
     Depreciation and amortization....................................................                (6,000)     (2,500)
     Accrued compensation and benefits................................................                37,500       4,200
     Reserves not currently deductible................................................                35,800      17,900
                                                                                                  ----------   ---------
     Total deferred tax asset.........................................................             1,188,600     478,100
     Valuation allowance                                                                          (1,188,600)   (478,100)
                                                                                                  ----------   ---------
     Net deferred tax asset                                                                      $       --    $      --
                                                                                                  ==========   =========


     The Company has net operating loss carryforwards available to reduce future taxable income, if any, of approximately $2,780,800 for Federal income tax purposes. The benefits from these carryforwards expire through 2018. As of December 31, 1998, management believes it cannot be determined that it is more likely than not that these carryforwards and its other deferred tax assets will be realized, and accordingly, fully reserved for these deferred tax assets.

     In 1998 the Company experienced a "change of ownership" as defined by the provisions of the Tax Reform Act of 1986. As such, the Company's utilization of its net operating loss carryforwards will be limited to approximately $400,000 per year until such carryforwards are fully utilized.

                              GraphOn Corporation

8. Concentration of Credit Risk

     Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents, investments and trade receivables. The Company places its cash and cash equivalents with high quality financial institutions and, by policy, limits the amounts of credit exposure to any one financial institution. Available-for-sale securities are held in public companies for which there is a ready market.

     The Company's accounts receivable are derived from many customers in various industries. The Company believes any risk of accounting loss is significantly reduced due to the diversity of its end-customers and geographic sales areas. The Company performs credit evaluation of its customers' financial condition whenever necessary, and generally does not require cash collateral or other security to support customer receivables.

9. Major Customers

     For the year ended December 31, 1998, three customers accounted for approximately 29%, 21% and 17% of revenues, respectively with related accounts receivable as of December 31, 1998 of $0, $500,000 and $0, respectively.

     For the year ended December 31, 1997, one customer accounted for approximately 70% of revenues, with related accounts receivable at December 31, 1997 of $62,500.

     In 1996, no one customer accounted for greater than 10% of revenues.

10. Commitments

Operating Leases

     In April 1995, the Company entered into an operating lease for its current headquarters facility, which is renewable in one-year increments for ten years. In June 1998, the Company entered into a three-year non-cancelable operating lease for a facility in Washington. In December 1998, the Company entered into a five-year operating lease for a facility in New Hampshire, which is cancelable as of October 31, 2001.

     The facility leases require the Company to pay certain maintenance and operating expenses, such as taxes, insurance, and utilities. Rent expense for the years ended December 31, 1998, 1997 and 1996 aggregated $48,300, $17,120 and $14,900, respectively. Rent expense for the three months ended March 31, 1999 and 1998 aggregated $76,400 and $12,100, respectively.

     Future minimum annual lease payments for these leases are as follows:

          Year Ending December 31,
          ------------------------
          1999..........................................................        $261,600
          2000..........................................................         256,900
          2001..........................................................         194,000
                                                                                --------
                                                                                $712,500
                                                                                ========

                              GraphOn Corporation

10. Commitments (Continued)

Royalty Agreements

     The Company licenses essential components (Developed Technology) of its core technology from three different parties (collectively, Software Developers) to whom it pays royalties pursuant to three different exclusive license agreements (Technology Agreements). Certain minor elements of the Company's technology (Nonexclusive Technology) are also licensed from the Software Developers pursuant to non-exclusive agreements (Nonexclusive Agreements). The Technology Agreements and the Nonexclusive Agreements call for royalty payments to the Software Developers. Such royalty payments are based on a percentage of net revenues (Royalty Rate) received by the Company for sales of the Company's products that contain the Developed Technology. The Royalty Rate is 4.8% and 2.9% for 1999 and 2000, respectively. The Company also holds an option to purchase the Developed Technology, and to purchase a perpetual license to the Nonexclusive Technology from the Software Developers, which is exercisable beginning in December 2000, for an aggregate of $6,000 plus the difference between royalties paid to date and certain minimum royalty payments. If the Company does not exercise its option, the Royalty Rate would continue at 2.0% with respect to the Developed Technology.

     The Technology Agreements and the Nonexclusive Agreements also call for lump sum payments by the Company in the event of a change in control transaction, defined as a sale of all or substantially all of the Company's assets or a merger or reorganization with another business entity after which the shareholders of the Company hold 50% or less of the total equity or voting power of the surviving entity. The payments are based upon a percentage of the total consideration received by the Company or payable to its shareholders in such a transaction (Transaction Rate). The Transaction Rate would be 4.8% and 2.9% if the change in control transaction occurs in 1999 or 2000, respectively. Each of the Technology and Nonexclusive Agreements, unless terminated earlier pursuant to the terms of the Agreements, will terminate on September 6, 2006 (Note 13).

11. Employee 401(k) Plan

     In December 1998, the Company adopted a 401(k) Plan ("the Plan") to provide retirement benefit for its employees. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees.

     Employees may contribute up to 15% of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. The Company made no contributions to the Plan in 1998.

                              GraphOn Corporation

12. Supplemental Disclosure of Cash Flow Information

     The following is supplemental disclosure for the statements of cash flows.

                                                                                                         Years Ended December 31,
                                                                                               ----------------------------------
                                                                                                  1998         1997        1996
                                                                                               ----------    --------    --------
Cash Paid:
Income taxes.................................................................                  $      900    $    800    $    800
Interest.....................................................................                  $   11,300    $  2,100    $     --
Noncash Investing Activities:
Stock and warrants issued for
 purchased technology and other
 assets......................................................................                  $3,886,500    $     --    $     --

Noncash Financing Activities:
Issuance of common stock for
 convertible note payable....................................................                  $  200,000    $     --    $     --


13. Subsequent Events

     In January 1999, the Company completed the third and final closing of the Offering, in which it sold 1,963,868 shares of common stock at $1.00 per share, for net proceeds of $1,708,600, and granted additional warrants to purchase 392,774 shares of common stock.

     In January 1999, the convertible note payable for $475,000 to the Agent Affiliate was retired from proceeds from the third closing of the Offering.

     In January 1999, the CEO and Executive Vice President received $800,000 for the sale of 800,000 shares of their common stock of the Company to the Agent Affiliate.

     In February 1999, the Company and its shareholders entered into a merger agreement with Unity First Acquisition Corporation (UFAC), a publicly-traded holding company in New York, under which GraphOn will exchange all its outstanding common stock for UFAC shares at the rate of 0.5576 UFAC shares for every 1.00 GraphOn shares. The transaction will be a forward merger, with UFAC surviving the merger and changing its name to GraphOn Corporation. The merger is expected to close in June 1999 and is subject to approval of the respective shareholders of UFAC and GraphOn Corporation.

     In March 1999, the Company entered into a non-binding agreement with the Software Developers of the Technology Agreements (Note 10) whereby on the successful consumation of the UFAC merger, the Company would pay the Software Developers a lump sum of $520,400 in settlement of all future royalties due under the Technology Agreements.

     In May 1999, the Company granted 50,000 stock options at an average exercise price of $3.26 per share, which represented the estimated fair market value of the stock.

                         PART I--FINANCIAL INFORMATION

ITEM I Financial Statements

                              GRAPHON CORPORATION

                                 BALANCE SHEETS

                                                   September 30,  December 31,
                                                       1999           1998
                                                   -------------  ------------
                                                    (Unaudited)
                      ASSETS
                      ------
Current Assets:
  Cash and cash equivalents.......................   $ 2,795,200   $ 1,798,400
  Accounts receivable, net of allowance for
   doubtful accounts of $25,000 and $25,000.......     1,322,800       564,700
  Available for sale securities...................       999,000           --
  Prepaid expenses and other assets...............       554,100        32,100
                                                     -----------   -----------
      Total Current Assets........................     5,671,100     2,395,200
                                                     -----------   -----------
Property and Equipment, net.......................       548,200       423,300
Purchased Technology , net........................     1,301,400     3,645,400
Capitalized Software, net.........................       231,500        74,200
Deferred Compensation Expense.....................       440,800       566,000
Other Assets......................................         6,400         6,400
                                                     -----------   -----------
                                                     $ 8,199,400   $ 7,110,500
                                                     ===========   ===========
       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------
Current Liabilities:
  Convertible note payable........................   $       --    $   475,000
  Accounts payable................................       382,000       115,700
  Accrued expenses................................       494,500       498,900
  Deferred revenue................................        75,400       112,600
                                                     -----------   -----------
      Total Current Liabilities...................       951,900     1,202,200
Commitments and Contingencies
Stockholders' Equity
  Preferred stock, $0.01 par value, 5,000 shares
   authorized, no shares issued and outstanding...           --            --
  Common stock, $0.0001 par value, 20,000,000
   shares authorized, 10,969,471 and 7,970,336
   shares issued and outstanding..................         1,100           800
  Additional paid in capital......................    15,399,800     8,430,700
    Accumulated other comprehensive income........           300           --
    Accumulated deficit...........................    (8,153,700)   (2,523,200)
                                                     -----------   -----------
      Stockholders' Equity........................     7,247,500     5,908,300
                                                     -----------   -----------
                                                     $ 8,199,400   $ 7,110,500
                                                     ===========   ===========

     See accompanying summary of accounting policies and notes to financial statements.

                              GRAPHON CORPORATION

                            STATEMENTS OF OPERATIONS

                               Nine Months Ended        Three Months Ended
                                 September 30,            September 30,
                            ------------------------  -----------------------
                               1999         1998         1999         1998
                            -----------  -----------  -----------  ----------
                                             (Unaudited)
Revenues
Product sales.............. $   602,600  $   447,700  $   225,700  $  207,400
Maintenance................     131,900       76,300       36,900      28,400
OEM license................   1,115,000      964,600      240,000     100,000
OEM license--related
 party.....................     600,000          --       600,000         --
Training...................         --        10,400          --          --
                            -----------  -----------  -----------  ----------
    Total Revenues.........   2,449,500    1,499,000    1,102,600     335,800
Cost of Revenues
Product sales..............      10,400       20,900        3,600       5,100
Maintenance................      28,200       15,000        9,400       5,000
OEM license................     251,900      215,500       79,300      60,000
                            -----------  -----------  -----------  ----------
    Total Cost of
     Revenues..............     290,500      251,400       92,300      70,100
    Gross Profit...........   2,159,000    1,247,600    1,010,300     265,700
                            -----------  -----------  -----------  ----------
Operating Expenses:
Selling and marketing......   2,359,200      860,000      783,800     335,600
General and
 administrative............   3,725,500      782,800    1,340,500     441,700
Research and development...   1,771,800      634,400      517,000     299,500
                            -----------  -----------  -----------  ----------
    Total Operating
     Expenses..............   7,856,500    2,277,200    2,641,300   1,076,800
                            -----------  -----------  -----------  ----------
Loss From Operations.......  (5,697,500)  (1,029,600)  (1,631,000)   (811,100)
Other Income (Expense):
  Interest and other
   income..................      76,900        8,800       49,900       1,700
  Interest expense.........      (9,100)    (368,000)      (1,700)   (166,600)
                            -----------  -----------  -----------  ----------
Loss Before Provision for
 Income Taxes..............  (5,629,700)  (1,388,800)  (1,582,800)   (976,000)
Provision for Income
 Taxes.....................         800          800          --          --
                            -----------  -----------  -----------  ----------
Net Loss................... $(5,630,500) $(1,389,600) $(1,582,800) $ (976,000)
                            ===========  ===========  ===========  ==========
Basic and Diluted Loss per
 Common Share.............. $     (0.59) $     (0.39) $     (0.15) $    (0.26)
                            ===========  ===========  ===========  ==========
Weighted Average Common
 Shares Outstanding........   9,540,148    3,583,798   10,712,629   3,750,418
                            ===========  ===========  ===========  ==========


     See accompanying summary of accounting policies and notes to financial statements.

                              GRAPHON CORPORATION

                              STATEMENT OF EQUITY

                            Common Stock                     Unrealized
                          ------------------ Additional Paid   Gain on   Accumulated
                            Shares    Amount    in Capital    Securities   Deficit       Total
                          ----------  ------ --------------- ----------- -----------  -----------
Balances, December 31,
 1998...................   7,970,336  $  800   $ 8,430,700      $ --     $(2,523,200) $ 5,908,300
Balance of information
 is unaudited through
 September 30,1999:
 Proceeds from sale of
  common stock..........      62,525     --         97,200        --             --        97,200
 Net proceeds from sale
  of common stock, net
  of offering costs of
  $255,300..............   1,095,053     100     1,708,500        --             --     1,708,600
 Repurchase and
  retirement of common
  stock.................     (40,952)    --         (5,700)       --             --        (5,700)
 Recapitalization of
  company through
  merger, net of merger
  costs of $255,700.....   1,875,000     200     5,169,100        --             --     5,169,300
 Unrealized gain on
  available for sale
  securities............         --      --            --         300            --           300
 Issuance of common
  stock due to the
  exercise of warrants..       7,509     --            --         --             --           --
 Net loss...............         --      --            --         --      (5,630,500)  (5,630,500)
                          ----------  ------   -----------      -----    -----------  -----------
Balances, September 30,
 1999..................   10,969,471  $1,100   $15,399,800      $ 300    $(8,153,700) $ 7,247,500
                          ==========  ======   ===========      =====    ===========  ===========

                              GRAPHON CORPORATION

                            STATEMENTS OF CASH FLOWS

                                             Nine Months        Nine Months
                                                Ended              Ended
                                          September 30, 1999 September 30, 1998
                                          ------------------ ------------------
                                                       (Unaudited)
Cash Flows From Operating Activities:
Net (loss) income.......................     $(5,630,500)       $(1,389,600)
Adjustments to reconcile net (loss)
 income to net cash (used in) provided
 by operating activities:
  Depreciation and amortization.........       2,473,900             41,700
  Loss on available-for-sale
   securities...........................             --              16,500
  Non-cash compensation expense.........         125,200             59,900
  Interest expense......................             --             323,100
  Changes in operating assets and
   liabilities:
    Accounts receivable.................        (758,100)           149,900
    Available for sale securities.......        (998,700)               --
    Prepaid expenses and other assets...        (522,000)           (31,600)
    Accounts payable....................         266,300            204,000
    Accrued expenses....................          (4,400)           202,100
    Deferred revenue....................         (37,200)          (398,100)
                                             -----------        -----------
      Net Cash Used In Operating
       Activities.......................      (5,085,500)          (822,100)
                                             -----------        -----------
Cash Flows From Investing Activities:
Other assets............................             --              (4,500)
Capital expenditures....................        (412,100)          (158,600)
                                             -----------        -----------
      Net Cash Used In Investing
       Activities.......................        (412,100)          (163,100)
                                             -----------        -----------
Cash Flows From Financing Activities:
Proceeds from convertible notes
 payable................................             --             775,000
Repayment of convertible notes payable..        (475,000)               --
Net proceeds from issuance of common
 stock..................................       6,975,100             63,100
Purchase and retirement of common
 stock..................................          (5,700)               --
                                             -----------        -----------
      Net Cash Provided By Financing
       Activities.......................       6,494,400            838,100
                                             -----------        -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................         996,800           (147,100)
Cash and Cash Equivalents, beginning of
 period.................................       1,798,400            302,800
                                             -----------        -----------
Cash and Cash Equivalents, end of
 period.................................     $ 2,795,200        $   155,700
                                             ===========        ===========

     See accompanying summary of accounting policies and notes to financial statements.

                              GRAPHON CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. Merger with Unity First Acquisition Corp. and Basis of Presentation

   On July 12, 1999, GraphOn Corporation, a California corporation ("GraphOn-CA"), merged with and into Unity First Acquisition Corp., a Delaware corporation ("Unity"). Unity, as the surviving entity to the merger and the Registrant, then changed its name to GraphOn Corporation ("GraphOn"), and the GraphOn-CA management team continued in their existing roles at GraphOn. Pursuant to the merger, each outstanding share of GraphOn-CA common stock was exchanged for 0.5576 shares of Unity common stock and each outstanding option and warrant to purchase shares of GraphOn-CA common stock was exchanged for
0.5576 options or warrants to purchase shares of Unity common stock. Additionally, GraphOn received $5,425,000 in cash which was placed into trust upon Unity's initial public offering in November 1996 and released from trust upon consummation of the merger. As of July 12, 1999, GraphOn-CA had outstanding 16,296,559 shares of common stock. As a result of the merger, the GraphOn-CA shareholders acquired approximately 9,086,961 shares of Unity common stock, or approximately 82.9% of the then outstanding Unity common stock. The merger was accounted for as a capital transaction which is equivalent to the issuance of stock by GraphOn-CA for Unity's net monetary assets of approximately $5,425,000, accompanied by a recapitalization of GraphOn-CA.

   The unaudited historical financial statements of GraphOn-CA included herein have been prepared in accordance with the instructions for Form 10-Q and, therefore, do not include all information and footnotes necessary for a complete presentation of GraphOn-CA's results of operations, financial position and cash flows. We filed audited financial statements that included all information and footnotes necessary for a complete presentation for each of the years in the two-year period ended December 31, 1998 in the Unity Registration Statement on Form S-4 filed on June 15, 1999.

   The unaudited financial statements included herein reflect all adjustments (which include only normal, recurring adjustments) which are, in the opinion of management, necessary to state fairly the results for the three and nine months ended September 30, 1999. The results for the three and nine months ended September 30, 1999 are not necessarily indicative of the results expected for the full fiscal year.

2. Earnings Per Share

   Basic earnings per share is calculated using the weighted average number of shares outstanding during the period. Dilutive earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the dilutive effect of outstanding stock options and warrants using the "treasury stock" method and are not included since they are antidilutive.

   As noted above, in July 1999, GraphOn-CA merged with and into Unity. All references to share and per-share data for all periods presented have been adjusted to give effect to the .5576 exchange of GraphOn-CA stock (See Note 3).

3. Stockholders' Equity

   In January 1999, GraphOn-CA completed the third and final closing of a private placement offering, in which it sold 1,095,053 shares of its common stock at $1.79 per share and granted warrants to purchase an additional 219,010 shares of common stock for net proceeds of $1,708,600.

   In January 1999, a convertible note payable for $475,000 to Spencer Trask Investors, an affiliate of GraphOn-CA, was retired from proceeds from the third closing of the private placement offering.

   In February 1999, GraphOn-CA sold 62,525 shares of its common stock and warrants to purchase an additional 676 shares for gross proceeds of $97,200.

                              GRAPHON CORPORATION

   In July 1999, GraphOn-CA merged with and into Unity. As discussed above, each share of GraphOn-CA common stock was exchanged for .5576 shares of Unity common stock and each outstanding GraphOn-CA option and warrant was exchanged for .5576 options and warrants of Unity. Additionally, GraphOn received $5,425,000 in cash and the merger was accounted for as a capital transaction giving effect to the 1,875,000 shares of Unity. All references to share and per-share data for all periods presented have been adjusted to give effect to this .5576 exchange of GraphOn-CA stock.

4. Recent Accounting Pronouncements

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged assets or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain and loss is recognized in income in the period of change. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative instruments and Hedging Activities--Deferring the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

   Historically, the Company has not entered into derivative contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard to have a material impact on the Company's results of operations, financial position or cash flows.

5. Litigation

   On October 4, 1999, Insignia Solutions plc, a British company with a California subsidiary, filed a complaint against GraphOn Corporation in the Superior Court of the State of California, Santa Clara County, alleging the GraphOn intentionally disrupted Insignia's sale to Citrix Systems, Inc., on February 5, 1998, of assets related to Insignia's NTRIGUE software product line. The complaint alleges that, as a result of GraphOn's conduct in connection with that sale of assets, Insignia was required by Citrix to place $8.75 million in escrow to enable Citrix to deal with potential claims by GraphOn of proprietary rights in the assets being sold. The complaint seeks unspecified damages from GraphOn.

   The complaint also names Citrix and its subsidiary in the United Kingdom ("Citrix UK") as defendants, alleging that these companies breached the February 5, 1998 contract with Insignia. The complaint seeks compensatory damages from Citrix related to that company's refusal to release purchase money from escrow for payment to Insignia.

   Insignia's California state court complaint makes reference to a declaratory judgment lawsuit that Citrix filed against GraphOn, on November 23, 1998, in the United States District Court for the Southern District of Florida, seeking a declaration of Citrix's right to use software purchased from Insignia, free and clear of any claim by GraphOn that such software may incorporate proprietary information owned by GraphOn. On May 14, 1999, Citrix's Florida-based lawsuit against GraphOn was dismissed for lack of subject matter jurisdiction. Essentially, the Florida court held that GraphOn has not threatened Citrix with litigation, and there is no existing dispute between GraphOn and Citrix. Citrix has filed an appeal from this ruling, which is presently pending.

   At the request of Citrix and Insignia, GraphOn has agreed to participate in mediation aimed at resolving the dispute. In light of that effort, the parties to the California state court case have agreed to extend GraphOn's time to respond to the complaint until early December. GraphOn has not yet filed an answer or other responsive pleading in the California state court action, but GraphOn presently intends to deny the principal allegations made by Insignia in the complaint. GraphOn views the matter as a dispute between Citrix and Insignia, in which GraphOn is not directly involved.